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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 2006

Registration No. 333-135170

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOUTHERN COPPER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1000 (Primary Standard Industrial Classification Code Number)	13-3849074 (I.R.S. Employer Identification No.)

2575 East Camelback Road
Phoenix, Arizona 85016
(602) 977-6595
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Armando Ortega Gómez, Esq.
Secretary
Southern Copper Corporation
2575 East Camelback Road
Phoenix, Arizona 85016
(602) 977-6595
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael L. Fitzgerald, Esq.
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005

        Approximate date of commencement of proposed exchange offer:

As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

7.500% Notes due 2035	$400,000,000	100%	$400,000,000	$42,800.00	(2)

(1)
Estimated based on the face value of the 7.500% Notes due 2035 previously sold in transactions exempt from registration under the Securities Act of 1933, solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2)
Filing fee previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Amendment No. 3 is being filed solely to amend the Registration Statement filed with the Securities and Exchange Commission on June 20, 2006, to incorporate additional documents by reference and to include an updated consent of PricewaterhouseCoopers, S.C., an Independent Registered Public Accounting Firm.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 20, 2006

PROSPECTUS

Offer to exchange all of our outstanding unregistered
U.S.$400,000,000 7.500% Notes due 2035
for
U.S.$400,000,000 7.500% Notes due 2035
which have been registered under the Securities Act of 1933

Material Terms of the Exchange Offer:

  •
  We are offering to exchange the notes that we sold previously in a private offering for new registered notes.

  •
  The terms of the new notes are substantially identical to the terms of the old notes, except for the transfer restrictions and registration rights relating to the outstanding old notes.

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  The exchange offer will expire at 5:00 p.m., New York City time, on            , 2006, unless we extend it.

  •
  We will exchange all old notes that are validly tendered and not validly withdrawn.

  •
  You may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the date of the expiration of the exchange offer.

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  Application has been made for the notes to be admitted to listing on the EuroMTF section of the Luxembourg Stock Exchange.

  •
  We will not receive any proceeds from the exchange offer.

  •
  We will pay the expenses of the exchange offer.

You should carefully review "Risk Factors" beginning on page 23 of this prospectus.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved the notes nor have any of the foregoing authorities passed upon or endorsed the merits of this exchange offer or the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2006.

TABLE OF CONTENTS

Enforcement of Civil Liabilities	iii
Where You Can Find More Information	iv
Presentation of Financial and Other Information	v
Incorporation by Reference	vii
Summary	1
Recent Developments	5
The Offering	10
Selected Combined Financial Information	17
Summary Operating Data	21
Summary Reserves Data	22
Risk Factors	23
Forward-Looking Statements	25
The Exchange Offer	26
Use of Proceeds	36
Exchange Rates	37
Capitalization	39
Description of the Notes	40
Summary of Certain Tax Considerations	58
Plan of Distribution	63
Legal Matters	64
Independent Registered Public Accounting Firm	64
Annex A: Glossary of Mining Terms	A-1

        In making the decision whether or not to participate in the exchange offer, holders of the old notes must rely on their own examination of the issuer and the terms of the exchange offer, including the merits and risks involved. Holders of the old notes should not construe anything in this prospectus as legal, business or tax advice. Holders of the old notes should consult their own advisors as needed to make the decision to exchange the old notes and to determine whether it is legally permitted to exchange the old notes under applicable investment or similar laws or regulations.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

        We confirm that, after having made all reasonable inquiries, to the best of our knowledge, this prospectus contains all information with regard to us and the notes which is material to the offering and sale of the notes, that the information contained in this prospectus is true and accurate in all material respects and is not misleading in any material respect and that there are no omissions of any other facts from this prospectus which, by their absence herefrom, make this prospectus misleading in any material respect. We accept responsibility for the information contained in this prospectus regarding Southern Copper Corporation, the notes and the applicable transaction documents.

i

        This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein are available free of charge at the office of the Luxembourg paying agent and will be made available to you upon request to us.

        All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See "Plan of Distribution."

        We are not making an offer to exchange new notes for old notes in any jurisdiction where the offer is not permitted, and will not accept tenders for exchange from holders in any such jurisdiction.

ENFORCEMENT OF CIVIL LIABILITIES

        Although we are a corporation organized under the laws of Delaware, substantially all of our assets and operations are located, and a substantial portion of our revenues derive from sources, outside the United States. Almost all of our directors and officers and certain of the experts named in this prospectus reside outside of the United States and all or a significant portion of the assets of these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce judgments against them obtained in United States courts predicated upon the civil liability provisions of the United States federal securities laws or otherwise. We have been advised by Mexican counsel that no treaty exists between the United States and Mexico for the reciprocal enforcement of judgments and we have been advised by our special Peruvian counsel that no such treaty exists between the United States and Peru. Mexican and Peruvian courts have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, which include the review in Mexico or Peru of the United States judgment to ascertain whether certain basic principles of due process, public policy and other specific matters have been complied with, without reviewing the merits of the subject matter of the case. Nevertheless, we have been advised that there is doubt as to the enforceability, in original actions in Mexican or Peruvian courts, of liabilities predicated in whole or in part on United States federal securities laws and as to the enforceability in Mexican and Peruvian courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of United States federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the offering of notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the notes, you should refer to the registration statement and the exhibits filed as a part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each of the statements in this prospectus relating to a document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

        We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy information we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers like us that file electronically with the SEC. The SEC's Internet site is www.sec.gov.

        You may request a copy of our filings or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by telephoning or writing to us at the following:

Investor Relations
Southern Copper Corporation
2575 East Camelback Road, Suite 500
Phoenix, Arizona 85016
Tel. No.: 602-977-6595

To obtain timely delivery, any such requests must be made at least five business days before the expiration date of the exchange offer set forth on cover of this prospectus. Additionally, you can get further information about us on our website: www.southernperu.com. Information on our website, however, does not constitute a part of this prospectus.

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date on the front of this prospectus.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

        Throughout this prospectus, unless the context otherwise requires, the terms "we," "us," "our," and "the Company" refer to the Southern Copper Corporation and its consolidated subsidiaries including our Minera México subsidiary and its consolidated subsidiaries which we acquired on April 1, 2005; the term "Issuer" refers to Southern Copper Corporation as issuer of the notes; the terms "Southern Copper Corporation" and "SCC" refer to the Southern Copper Corporation and its subsidiaries, excluding Minera México and its consolidated subsidiaries but including SCC Peru Branch; SCC Peru Branch refers to a registered branch through which SCC conducts its Peruvian operations; the term "Minera México" refers to our subsidiary Minera México, S.A. de C.V., and its consolidated subsidiaries; and the term "Grupo México" refers to Grupo México, S.A. de C.V., our controlling stockholder. On October 11, 2005, we changed our name from Southern Peru Copper Corporation to Southern Copper Corporation.

        Many of the terms used in this prospectus are defined in the glossary of mining terms, beginning on page A-1.

Financial Information

        Our financial statements and other financial information included in this prospectus reflect the combined accounts of Southern Copper Corporation and Minera México. Effective April 1, 2005, SCC acquired substantially all of the outstanding common stock of Minera México. The acquisition was accounted for in a manner similar to a pooling of interests as it involved the reorganization of entities under common control. Under applicable accounting requirements, the financial statements of SCC and Minera México are combined on a historical cost basis for all the periods presented since they were under common control during all of the periods presented. The combined financial results may not be indicative of the results of operations that actually would have been achieved had the acquisition of Minera México taken place at the beginning of the periods presented and do not purport to be indicative of future results.

        Our 2005 Form 10-K/A includes audited consolidated combined financial statements as of December 31, 2004 and 2005, and for each of the years in the three-year period ended December 31, 2005. We refer to these statements as the Audited Consolidated Combined Financial Statements. Our 2006 First Quarter Form 10-Q includes unaudited condensed consolidated combined financial statements as of December 31, 2005 and March 31, 2006 and for the three months ended March 31, 2005 and 2006. We refer to these statements as our Unaudited Condensed Consolidated Combined Financial Statements. The financial statements and information as of and for such periods are unaudited. The results of operations for these periods are not necessarily indicative of the results to be expected for the full year. These Unaudited Condensed Consolidated Combined Financial Statements and information should be read in conjunction with our Audited Consolidated Combined Financial Statements.

        This prospectus also includes certain audited consolidated combined financial information as of and for the year ended December 31, 2002 and as of the year ended December 31, 2003, and unaudited consolidated combined financial information as of and for the year ended December 31, 2001. The unaudited 2001 consolidated combined financial information has been derived from audited stand-alone financial statements of SCC and Minera México. Management has prepared the unaudited 2001 consolidated combined financial information on a basis believed to be consistent with the basis on which the Audited Consolidated Combined Financial Statements have been prepared.

Reserves Information

        Our mineral reserves are estimates based on a number of assumptions, including production costs and metals prices. Unless otherwise stated, reserves estimates in this offering memorandum are based

v

on three-year average metal prices as of December 31, 2005. We refer to three-year average metal prices as "current average prices."

        In this prospectus, certain financial information is based on reserve estimates based on certain metals price assumptions. These items include the amount of mine stripping that is capitalized, units of production, amortization of capitalized mine stripping and amortization of intangible assets. For SCC, commencing in 2003, we have used reserve estimates based on current average metals prices as of the most recent year then ended to determine these items. For periods prior to 2003 for SCC, we have used reserves estimates based on metals prices intended to approximate average prices over the long term. In calculating such items for periods ended on or prior to December 31, 2005 for Minera México, we have used reserves estimates based on these longer term price assumptions. For periods ended after December 31, 2005, such items for Minera México have been calculated using reserve estimates based on current average prices.

Currency Information

        Unless stated otherwise, references herein to "U.S. dollars," "dollars," "U.S.$" or "$" are to United States dollars; references to "S/," "nuevo sol" or "nuevos soles" are to Peruvian nuevos soles; and references to "peso," "pesos" or "Ps." are to Mexican pesos.

Industry and Market Data

        This prospectus includes market share and industry data and forecasts that we obtained from or are based upon internal company surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Industry publications and surveys, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you as to the accuracy and completeness of the information. We have not independently verified any of the information from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. We believe that this information has been accurately reproduced. Similarly, internal company surveys, industry forecasts and market research, which we believe to be reliable based upon management's knowledge of the industry, have not been verified by any independent sources.

Unit Information

        Throughout this prospectus, unless otherwise noted, all tonnages are in metric tons. To convert to short tons, multiply by 1.102. All ounces are troy ounces. All distances are in kilometers. To convert to miles, multiply by 0.621. To convert hectares to acres, multiply by 2.47.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission, or the SEC, allows us to "incorporate by reference" information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Information set forth in this prospectus supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:

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  Form 8-K, dated July 4, 2006;

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  Form 8-K, dated June 9, 2006;

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  Form 8-K, dated June 7, 2006;

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  Form 8-K, dated May 9, 2006;

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  Form 8-K, dated May 4, 2006;

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  Form 8-K, dated March 24, 2006, as amended by Form 8-K/A dated March 24, 2006, and Form 8-K/A dated March 24, 2006;

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  Form 8-K, dated February 28, 2006;

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  Form 8-K, dated February 25, 2006;

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  Form 8-K, dated February 21, 2006;

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  Form 8-K, dated February 19, 2006;

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  Form 10-K, dated March 13, 2006, for the fiscal year ended December 31, 2005, as amended by Form 10-K/A, dated March 28, 2006;

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  Form 10-Q for the period ending March 31, 2006, dated May 2, 2006 (SEC File No. 001-14066);

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  Definitive Proxy Statement on Schedule 14A, dated March 29, 2006; and

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  any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this exchange offer is completed other than information or reports furnished to the SEC under Items 2.02 and 7.01 in our current reports on Form 8-K.

        Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

        WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). TO OBTAIN TIMELY DELIVERY, INVESTORS MUST REQUEST THIS INFORMATION NO LATER THAN FIVE

BUSINESS DAYS BEFORE THE DATE THEY MUST MAKE THEIR INVESTMENT DECISION. THE DATE OCCURRING FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE IS                     , 2006. REQUESTS SHOULD BE DIRECTED TO THE FOLLOWING ADDRESS AND PHONE NUMBER:

Investor Relations
Southern Copper Corporation
2575 East Camelback Road, Suite 500
Phoenix, Arizona 85016
Tel. No.: 602-977-6595

        You may also request a copy of these filings, at no cost, at the office of our Luxembourg paying agent and transfer agent.

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information. We are offering to exchange the old notes for new notes only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document.

SUMMARY

        You should read this entire prospectus including the exhibits attached hereto when deciding to participate in this exchange offer. You should also carefully consider the information set forth under "Risk Factors." In addition, certain statements include forward-looking information that involves risks and uncertainties. See "Forward-Looking Statements."

Overview

        We are the world's second-largest publicly traded copper company as measured by reserves. Based on 2005 sales, we are the world's fifth largest copper mining company, the third largest copper smelting company and the fifth largest copper refining company. We believe that we are also among the world's largest producers of molybdenum, silver and zinc. All of our mining operations are located in Peru and Mexico and we conduct exploration activities in Peru, Mexico and Chile.

        With the acquisition of Minera México in the second quarter of 2005, we determined that to best manage our business we needed to focus on three operating segments. These segments are our Peruvian operations, our Mexican open-pit operations and our Mexican underground mining polymetallic operations, known as our IMMSA unit. Our Peruvian operations include the Toquepala and Cuajone mine complexes and the smelting and refining plants, industrial railroad and port facilities which service both facilities. Our Mexican open-pit operations include the La Caridad and Cananea mine complexes and smelting and refining plants and support facilities which service both complexes. Our IMMSA unit includes five underground mines that produce zinc, copper, silver and gold, and several industrial processing facilities for zinc and silver. We own and operate the following mines and metallurgical complexes:

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  Four Open-Pit Copper Mines

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  Our Cuajone and Toquepala mines, located in southern Peru, produced 357,613 tons of copper in 2005 (163,659 tons at Cuajone and 193,954 tons at Toquepala). These mines are part of our Peruvian operations segment.

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  Our Cananea mine, located in northern Mexico, produced 175,149 tons of copper in 2005. We believe Cananea is among the world's largest copper mines in terms of reserves, and has the longest remaining mine life of any major open-pit copper mine in the world based on current production levels. This mine is part of our Mexican open-pit operations segment.

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  Our La Caridad mine, located in northern Mexico, produced 144,363 tons of copper in 2005. This mine is part of our Mexican open-pit operations segment.

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  Three Metallurgical Processing Complexes

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  Our Ilo complex, located in southern Peru, includes the world's sixth largest copper smelter and eighth largest copper refinery, a precious metal refinery and a sulfuric acid plant. We are currently modernizing the Ilo smelter facility with Isasmelt technology to reduce emissions. This complex is part of our Peruvian operations segment.

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  Our La Caridad complex, located in northern Mexico, is a modern metallurgical facility that includes one of the world's largest copper smelters and one of the largest copper refineries, a precious metal refinery, a copper rod manufacturing plant and a sulfuric acid plant. This complex is part of our Mexican open-pit operations segment.

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  Our San Luis Potosí complex, located in central Mexico, includes an electrolytic zinc refinery, a copper smelter and a sulfuric acid plant. This complex is part of our Mexican open-pit operations segment.

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  Underground Mines and Related Processing Facilities

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    We own and operate five underground mines that produce various metals such as zinc, copper, silver and gold, all of which are located in Mexico. These underground mines are part of our IMMSA Unit segment.

        On April 1, 2005, we acquired Minera México from Americas Mining Corporation, or AMC, a subsidiary of Grupo México, S.A. de C.V., our controlling stockholder. On a stand-alone basis, Minera México, which owns the Cananea and La Caridad mines, among other assets, is the largest mining company in Mexico and the eleventh largest copper producer in the world. On April 1, 2005, we exchanged 67,207,640 newly issued shares of our common stock for the outstanding shares of Minera México, and Minera México became our 99%-owned subsidiary. Upon completion of the merger, Grupo México increased its indirect beneficial ownership of our capital stock from approximately 54.2% to approximately 75.1%. We now own 99.95% of Minera Mexico.

        For the year ended December 31, 2005, after giving effect to our acquisition of Minera México, we had net sales of U.S.$4,112.6 million and EBITDA of U.S.$2,335.2 million. Over the same period we produced 689,929 tons of copper, 14,803 tons of molybdenum, 18,495 million ounces of silver and 245,132 tons of zinc, approximately 59% of which was sold outside of Latin America. As of December 31, 2005, we had proven and probable reserves of approximately 57.7 million tons of copper.

Competitive Strengths

        Third largest copper reserves in the world.    We have an estimated 57.7 million tons of proven and probable copper reserves, the third largest copper reserves in the world and the second largest copper reserves of any publicly-traded company.

        Highly integrated copper production.    We are a highly integrated producer of copper which enables us to maintain high smelter utilization, achieve pricing premiums through value-added copper products and reduce our reliance on third parties for treatment and refinery services. For example, our Cananea and La Caridad mines provide a stable and secure source of copper concentrate for our La Caridad complex, our Cuajone and Toquepala mines supply our Ilo complex and our underground mines provide zinc and copper concentrate for our San Luis Potosí complex. Our integrated operations enable us to have significant economies of scale with reduced costs and earnings volatility.

        A portfolio of low-cost operations.    Our copper mines are well positioned from a cost perspective. In addition to our integrated operations, we believe we benefit from other advantages that contribute to making us a low-cost producer of copper and other metals. These advantages include the relatively high quality of our reserves and the proximity of many of our operations to each other.

        Diversified mix of operations.    We operate four copper mines, with no one mine contributing more than 29% of our total mine production during 2005. We also operate three metallurgical complexes. We believe this diversity of operations reduces the impact of a major mine failure or labor disruptions at any one operation. We offer a diverse product mix that includes molybdenum, a byproduct of our copper mining operations, as well as other byproduct metals, such as zinc and silver. We believe we are one of the world's largest producers of molybdenum. Further, our operations and reserves are balanced between Peru and Mexico, countries with a tradition of mining and well-established mining laws.

        Significant organic growth prospects that can be financed with internal funds.    We have identified a number of potential development projects that we believe can be implemented to increase our future production capacity without major investments. These development projects, which include several brownfield projects that together could increase our production capacity by an estimated 73,000 tons (or approximately 11% of our current capacity) of copper per year, can be financed by internally generated funds and can be implemented within two to three years. We also have identified other potential brownfield and greenfield projects at our properties in Peru and Mexico and are currently conducting exploration activities in Peru, Mexico and Chile.

        Management team with a track record of success over our long operating history.    Our senior managers have an average of 20 years of experience with our Company or its predecessors. Our senior managers have successfully led the Company in varied economic conditions and have a track record of improving operating efficiency and reducing costs.

Business Strategies

        Our objective is to increase earnings and cash flow growth in varied market conditions. We seek to achieve this objective by focusing on the following strategies:

        Growing and expanding our operations.    We intend to further realize the potential of our existing operations by expanding our production capacity and reserves, as well as exploring and developing promising mineral deposits. We believe that our existing operations have significant growth potential that can be financed principally through internally generated cash flows. We also intend to supplement internal growth by selectively pursuing value-enhancing acquisition opportunities.

        Continuing our focus on copper.    We are primarily a copper producer, with approximately 66.6% of our 2005 revenues derived from copper production. We intend to continue to focus principally on the production of copper. Our earnings and cash flows are highly sensitive to movements in the price of copper, and as of March 31, 2006, we estimate that a U.S.$0.01 per pound change in the price of copper would create an approximately U.S.$8.5 million change in net earnings.

        Improving the cost position of our operations.    We are focused on improving our cost structure in order to maintain our profitability throughout the commodity price cycle and to generate cash flow to fund attractive investment opportunities. We seek to lower costs by (i) improving economies of scale through production expansions, (ii) investing selectively in new equipment and advanced production technologies, such as SX/EW, and (iii) fully utilizing our metallurgical facilities to capture processing margins and premiums.

        Maintaining a relatively conservative capital structure.    As of March 31, 2006, we had a cash balance of U.S.$775.6 million and total debt of U.S.$1,172.1 million, giving us a net debt position of U.S.$396.5 million and a ratio of net debt to net debt plus stockholders' equity of 11.1%. On January 27, 2006, we announced a quarterly dividend of U.S.$2.75 per share, which we paid on March 3, 2006. We intend to use substantially all the net proceeds of this offering for investment in various expansion and modernization projects, with the remainder, if any, to be used for general corporate purposes. We seek to maintain a relatively conservative level of financial leverage with the goal of enabling us to minimize our borrowing costs, to be opportunistic regarding growth projects and strategic investments and acquisitions and to reduce financial risks during market downturns.

Copper Market Conditions

        Copper is a fundamental material in the world's infrastructure. Copper has unique chemical and physical properties, including high electrical conductivity and resistance to corrosion, as well as excellent malleability and ductility, that have made it a superior material for use in the electrical energy, telecommunications, building construction, transportation and industrial machinery businesses. Wire and cable products, used principally as energy cable, building wire and magnet wire, account for as much as 71% of copper consumption. Copper is also an important metal in non-electrical applications such as plumbing, roofing and, when alloyed with zinc to form brass, in many industrial and consumer applications. The building and construction industry accounts for approximately 37% of worldwide copper usage. Worldwide copper sales in 2005 were estimated to be approximately U.S.$62.4 billion based on 2005 worldwide copper sales of 17.0 million tons and the average copper price per pound in 2005 of U.S.$1.67.

        Historically, the price of copper has been both volatile and cyclical, a reflection of current and expected economic conditions and the supply of and demand for copper.

        During the 1980s and 1990s, copper prices averaged, on an annual basis, approximately U.S.$0.84 per pound and U.S.$1.01 per pound, respectively. The price of copper has increased considerably over the past few years since its 15-year low reached in November 2001, particularly since March 2003, when significant appreciation of the metal commenced. In 2005, the average copper price of U.S.$1.67 per pound was almost U.S.$0.37 higher than the previous year's average. We believe factors contributing to the current strength of copper prices include:

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  Reduced supply and low inventory levels. Reduction in new mine developments, declining grades at existing mines and discipline among existing producers in not expanding production, have all contributed to a current supply deficit. This has been aided by the significant restructuring and consolidation in the industry over the past few years. Current inventories of copper held by producers and commodity exchanges are at historically low levels. When copper inventories are low, higher copper prices generally result.

  •
  Increased demand, especially from China. Increases in worldwide industrial production as well as increased use of copper in developing countries, especially China, have led to recent increases in demand for copper. Excluding China, global market consumption of copper decreased by 0.5% in 2005. China's copper consumption, however, grew 10% in 2005, accounting for an approximate 1.5% increase in global market consumption of copper in 2005. Demand has also benefited from a recovery in the U.S. manufacturing sector. As producers' and commodities exchanges' inventories have decreased and industrial production and consumer confidence have increased, end users have increased their business inventories of copper as they have realized the need to have copper available, particularly on short notice.

  •
  Weakening U.S. dollar. There has been a strong inverse correlation over time between copper prices and U.S. dollar exchange rates. Approximately 92% of copper production occurs in regions where the local currency is not the U.S. dollar. Production economics for producers and the impact of raw materials costs on consumers in these regions change with movements in the exchange rate of the U.S. dollar against these regions' currencies. The current weakness of the U.S. dollar has had a significant upward impact on the price of copper in U.S. dollars.

        These factors, which are all interdependent and impact prices to varying degrees, are reflected in the current market price of copper. Changes to any one of these factors will impact prices in the future.

Corporate Information

        We were incorporated in Delaware in 1952. On October 11, 2005, we changed our name from Southern Peru Copper Corporation to Southern Copper Corporation. Our corporate offices in the United States are located at 2575 East Camelback Road, Suite 500, Phoenix, Arizona 85016. Our telephone number in Phoenix, Arizona is (602) 977-6595. Our corporate offices in Mexico are located in Mexico City and our corporate offices in Peru are located in Lima. Our website is www.southernperu.com. The information on our website is not part of this offering memorandum.

RECENT DEVELOPMENTS

        The following are significant developments since December 31, 2005.

        Mining Accident.    On February 19, 2006, a gas explosion occurred at our Pasta de Conchos coal mine, located in the San Juan Sabinas municipality, in the state of Coahuila, Mexico. The explosion caused a cave-in at three of the main tunnels leading into the mine. Initially 11 of our miners were rescued, some with minor injuries and some unharmed. Regrettably, 65 of our miners remained trapped. Our crews, with assistance from the Mexican army, regional industry and support from the government of Coahuila, worked around the clock to reach and rescue our men. As work progressed, the build up of methane gas made it apparent that any chance of our men remaining alive was hopeless. On February 25, we redefined our efforts as a mission to recover the bodies of our deceased workers; this mission is still in process. The operations at Pasta de Conchos have been suspended and it is uncertain when such operations will resume. See note I to our Unaudited Condensed Consolidated Combined Financial Statements contained in our 2006 First Quarter Form 10-Q incorporated by reference herein for additional information related to the mining accident.

        Dividends.    On January 27, 2006, we announced a quarterly dividend of U.S.$2.75 per share, which we paid on March 3, 2006, to our stockholders of record as of February 15, 2006. On April 26, we announced an additional dividend of U.S.$2.75 per share payable on June 2, 2006 to our shareholders of record as of May 16, 2006.

        Labor Issues and Work Stoppages.    Despite an agreement with the National Union of Mine, Metallurgical and Similar Workers of Mexico, workers at the La Caridad mine have illegally blocked the entrance to the mine and concentrator since March 24, 2006. On June 9, 2006, we closed our copper mine at La Caridad and its lime plant at Agua Prieta as a result of this continued blockage. The La Caridad mine is owned by our subsidiary Mexicana de Cobre, S.A. de C.V., which has commenced appropriate legal actions before Mexican federal authorities. We do not believe this dispute will be resolved in the near future. As a result, we intend to terminate our individual labor agreements and collective bargaining agreements in accordance with Mexican federal labor law. Workers at our San Martín and Taxco underground mines have staged several illegal work stoppages since March 1 and April 23, 2006, respectively, which caused us to cease operations in these underground mines and concentrators during these work stoppages. The San Martín mine resumed its operations as of May 16, 2006 and the Taxco mine resumed operations on April 25, 2006. Additionally, our zinc refinery in San Luis Potosí has not been operating since January 5, 2006 due to technical disruptions. Repair work is being conducted on the zinc refinery which has resumed partial operations on June 2, 2006 and is expected to be fully operation by the end of the third quarter 2006. The San Luis Potosí zinc refinery is owned by Minera México. See note I to our Unaudited Condensed Consolidated Combined Financial Statements contained in our 2006 First Quarter Form 10-Q incorporated by reference herein for additional information related to labor issues and work stoppages.

        On June 1, 2006, workers at the Cananea mine declared a strike and on June 6, 2006, we declared force majeure on our June and July copper contracts. Despite an agreement with the National Union of Mine, Metallurgical and Similar Workers of Mexico, workers at the Cananea mine have illegally blocked the entrance to the facilities since June 14, 2006. The La Cananea mine is owned by our subsidiary Mexicana de Cananea, S.A. de C.V., which has commenced appropriate legal actions before Mexican federal and local authorities. We do not believe this dispute will be resolved in the near future.

        Strategic transactions.    From time to time, we consider various strategic transactions including potential acquisitions and divestitures. In addition, our controlling shareholder has informed us that from time to time it may consider strategic transactions that may include divestitures of all or a part of their interest in us. Any such transaction may result in an increase in our indebtedness or otherwise impact the trading prices of our securities. No assurances can be given that any such transaction will occur or the timing thereof.

        Hedging activities.    We have entered into copper swap contracts covering a total of 462 million pounds of our copper production as of June 15, 2006 at prices ranging from $2.63 per pound through $3.96 per pound. These contracts are as follows:

Pounds (in millions)	Period	Copper Swap Price(1)
165.3	June 2006	$3.06(2)
121.5	July 2006	$3.33(2)
105.8	August 2006	$3.46(2)
52.9	September 2006	$3.49(2)
11.0	October 2006	$3.53(2)
5.5	November 2006	$3.52(2)

(1)
SCC will receive (pay) if the actual average COMEX copper price for period is under (over) swap price on quantity hedged.

(2)
The copper swap price is the per pound weighted average for the month. Prices for June 2006 range from $2.63 to $3.96 prices for July 2006 range from $2.95 to $3.92, prices for August 2006 range from $3.03 to $3.90, prices for September 2006 range from $3.22 to $3.83, prices for October 2006 range from $3.52 to $3.54 and prices for November 2006 are $3.52.

        Transactions under this copper price protection program are not accounted for as hedges under SFAS No. 133 and are adjusted to fair market value based on the copper price as of the last day of the respective reporting period with the gain or loss recorded in total net sales. The actual impact of this protection program on our second and third quarter copper production can not be fully determined until the maturity of each copper swap contract with final adjustments based on the average annual copper price. Based on current copper market prices as of June 16, 2006, we estimate unrealized losses after taxes of approximately U.S.$107.3 million associated with our second and third quarter copper production. As a result of this copper price protection program, we decided to change our accounting policy to recognize the fair market value of these financial instruments against our net sales. We believe that this income statement classification reflects better the intention of this copper price protection program. Before the second quarter of 2006, the fair market value of our derivative instruments was accounted for in a separate non-operating income statement line item.

        First Quarter Results.    On April 26, 2006, we announced our unaudited results for the three months ended March 31, 2006. The following summarizes certain information regarding our first quarter results. For a more complete discussion, see our 2006 First Quarter Form 10-Q incorporated by reference herein.

        The following tables set forth unaudited selected financial and operating information for the three months ended March 31, 2006 and 2005.

Selected Financial and Operating Information

	For the three months ended March 31,
	2006	2005	Variation	%
	(in millions, except per share amounts and %s)
Copper sold—pounds	334.0	360.3	(26.3)	(7.3)%
Net Sales	$1,121.3	$946.1	$175.2	18.5%
Cost of Sales (exclusive of depreciation, amortization and depletion)	406.9	389.6	17.3	4.4%
Operating Income	632.7	471.6	161.1	34.2%
EBITDA(1)	684.8	524.4	160.4	30.6%
EBITDA Margin	61.1%	55.4%	5.7%	10.3%
Net earnings	$421.6	$298.4	$123.2	41.3%
Earnings per share	2.86	2.03	0.83	40.9%
Capital expenditures	143.1	75.3	67.8	90.0%

(1)
For an explanation of EBITDA, see footnote 2 to the Other Financial Information table on page 16. A reconciliation of net earnings computed in accordance with GAAP to EBITDA is presented below:

	For the three months ended March 31,
	2006	2005
	(in millions)
Net earnings	$421.6	$298.4
Add:
Minority interest	1.7	1.4
Income taxes	199.9	146.1
Interest expense	22.9	27.0
Depreciation, amortization and depletion	53.1	61.0
Less:
Interest income	(9.3)	(5.5)
Interest capitalized	(5.1)	(4.0)
EBITDA	$684.8	$524.4

Other Information

	For the three months ended March 31,
	2006	2005	Variation	%
	(in millions, except per share amounts and %s)
Total debt at end of period	$1,172.1	$1,211.2	$(39.1)	(3.2)%
Total debt to capitalization ratio	27.0%	28.6%	(1.6)%	(2.7)%
Total cash and marketable securities at end of period	$775.6	$809.3	$(33.7)	(4.2)%
Net Debt (debt minus cash)	396.5	401.9	(5.4)	(1.3)%
Production data:
Copper mind (lbs)	354.0	356.6	(2.6)	(0.7)%
Molybdenum mined (lbs)	7.6	8.9	(1.3)	(14.6)%
Silver mined (oz)	4.2	4.5	(0.3)	(6.7)%
Zinc mined (lbs)	76.3	76.5	(0.2)	(0.3)%

        Our net sales for the three months ended March 31, 2006 were $1,121.3 million compared with $946.1 million for the three months ended March 31, 2005, an increase of 18.5%. This increase was the result of higher sales prices for copper, silver and zinc, offset by a decrease in the sales price for molybdenum and lower production volumes.

        The average price for copper for the three months ended March 31, 2006 on the London Metal Exchange (LME) and the New York Commodity Exchange (COMEX) was U.S.$2.24 and U.S.$2.25 per pound, respectively, compared with an average of U.S.$1.48 and U.S.$1.47 per pound in the three months ended March 31, 2005. Approximately 60% of our first quarter 2006 copper sales were priced based on COMEX and the balance on the LME. The average Metals Week Dealer oxide price for molybdenum, our principal by-product, was $22.25 per pound in the three months ended March 31, 2006, compared with U.S.$30.43 per pound in the three months ended March 31, 2005. The average price for zinc on the LME in the three months ended March 31, 2006 was U.S.$1.02 per pound compared with U.S.$0.60 per pound in the three months ended March 31, 2005. The average price for silver on COMEX was U.S.$9.70 per ounce in the three months ended March 31, 2006, compared with U.S.$6.99 per ounce in the three months ended March 31, 2005.

        Mine copper production amounted to 354.0 million pounds in the first quarter of 2006, a decrease of 0.7% compared with the three months ended March 31, 2005. This decrease of 2.6 million pounds included a decrease of 8.6 million pounds from the Mexican open pit operations and a decrease of 2.2 million pounds from the Mexican underground mines which was offset by an increase of 8.2 million pounds from the Peruvian open pit mines.

        The decrease of 8.6 million pounds in the production from the Mexican open pit mines was due to a decrease in ore milled, as a result of an illegal work stoppage at the La Caridad mine, lower ore grade and recoveries and a decrease in SX-EW production due to lower quantities of PLS treated. The decrease of 2.2 million pounds in the Mexican underground mines was due to an illegal work stoppage in the San Martín mine which resulted in no production in March. The increase of 8.2 million pounds from the Peruvian open pit mines was the result of higher ore grades and recoveries in both the Cuajone and Toquepala mines, net of a decrease in SX/EW copper production due to lower PLS grade.

        Molybdenum production amounted to 7.6 million pounds in the three months ended March 31, 2006, a decrease of 14.6% compared with the three months ended March 31, 2005. This decrease of 1.3 million pounds was the result of a decrease of 0.8 million pounds in the Peruvian production, due to lower ore grades at the Toquepala and Cuajone units and a decrease of 0.4 million pounds in the La Caridad mine.

        Mine zinc production amounted to 76.3 million pounds in the three months ended March 31, 2006, a slight decrease from the three months ended March 31, 2005. In January 2006 an electrical fire at a power sub-station of our San Luis Potosí zinc refinery shut down operations. We expect to restore 50% of the production in the second quarter of 2006 and the remaining 50% by the end of the third quarter. In the interim we are selling zinc concentrates. Due to a current shortage of zinc concentrates in the market we have been able to receive favorable terms on these sales.

        Our cost of sales for the three months ended March 31, 2006 was U.S.$406.9 million compared with $389.6 million for the three months ended March 31, 2005, an increase of 4.4%. This increase was principally the result of higher fuel and power cost, which increased U.S.$14.9 million during this period and an increase of U.S.$5.4 million in our selling, general and administrative expenses, as well as a U.S.$1.4 million increase in mining royalties.

        Our operating income for the three months ended March 31, 2006 was U.S.$632.7 million compared with U.S.$471.6 million for the three months ended March 31, 2005, an increase of 34.2%, due to the increase in our net sales.

        Our net earnings for the three months ended March 31, 2006 were U.S.$421.6 million, or earnings per share of U.S.$2.86, compared with U.S.$298.4 million, or earnings per share of U.S.$2.03, for the three months ended March 31, 2005, an increase of 41.3%.

        On January 1, 2006 we adopted the EITF consensus 04-06 "Accounting for Stripping Costs Incurred During Production in the Mining Industry" which states that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced (extracted) during the period that the stripping costs are incurred. In connection with the adoption of this accounting principle, effective January 1, 2006, we reversed U.S.$289.4 million of net cumulative capitalized stripping cost as of December 31, 2005 and recorded a net charge of U.S.$181.3 million to retained earnings after recognition of workers' participation and tax benefit of U.S.$108.1 million.

        These developments and others could have a material adverse effect on our business, financial condition and results of operations, you should carefully consider these developments and other risk factors as set forth in the Section entitled "Item 1A. Risk Factors" in our 2005 Form 10K/A and "Part I Item 1a. Risk Factors" in our 2006 Form 10-Q each included as an annex to this prospectus.

THE OFFERING

Terms of the Exchange Offer

        We sometimes refer to the U.S.$400 million aggregate principal amount of 7.500% Notes due 2035, issued May 9, 2006, as the old notes. We sometimes refer to the U.S.$400 million aggregate principal amount of 7.500% Notes due 2035, to be issued as part of the proposed exchange offer, as the new notes. We refer to the new notes together with the old notes as the notes. As part of the offering of the old notes, we entered into a registration rights agreement in which we agreed to complete an exchange offer for the old notes. Below is a summary of the exchange offer.

New Notes	Up to U.S.$400 million aggregate principal amount of 7.500% Notes due 2035. The terms of these new notes and the old notes are substantially identical in all respects, except that, because the offer of the new notes will have been registered under the Securities Act of 1933, or the Securities Act, the new notes will not be subject to transfer restrictions, registration rights or the related provisions for increased interest if we default under the related registration rights agreement. The new notes are expected to be fungible with our outstanding 7.500% Notes due 2035 which have been registered under the Securities Act.
The Exchange Offer
We are offering to exchange up to U.S.$400 million aggregate principal amount of new notes for a like aggregate principal amount of old notes. Old notes may be tendered only in minimum denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. All old notes that are validly tendered and not withdrawn will be exchanged. We will issue new notes promptly after the expiration of the exchange offer.

In connection with the private placement of the old notes on May 9, 2006, we entered into a registration rights agreement, which grants holders of the old notes certain exchange and registration rights. This exchange offer is intended to satisfy our obligations under this registration rights agreement.

If the exchange offer is not completed within the time period specified in the registration rights agreement, we will be required to pay additional interest on the old notes covered by the registration rights agreement for which the specified time period was exceeded.
Resale of New Notes
Based on existing interpretations by the staff of the SEC set forth in interpretive letters issued to parties unrelated to us, we believe that the new notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:
• you are acquiring the new notes in the exchange offer in the ordinary course of business;

•
you are not participating, do not intend to participate, and have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and
• you are not our "affiliate," within the meaning of Rule 405 under the Securities Act.

If any of the statements above are not true and you transfer any new notes without delivering a prospectus that meets the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume or indemnify you against that liability.

Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be a statutory underwriter and must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale or transfer of the new notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the new notes. See "Plan of Distribution."

The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the jurisdiction.
Consequences of Failure to Exchange	If you do not exchange your old notes for new notes, you will not be able to offer, Old Notes for New Notes sell or otherwise transfer your old notes except:
• in compliance with the registration requirements of the Securities Act and any other applicable securities laws;
• pursuant to an exemption from the securities laws; or
• in a transaction not subject to the securities laws.

Old notes that remain outstanding after the exchange offer is completed will continue to bear a legend reflecting these restrictions on transfer. In addition, when the exchange offer is completed, you will not be entitled to any rights to have resales of old notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any old notes that remain outstanding after the exchange offer is completed.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless we extend it. We do not currently intend to extend the exchange offer.

Interest on the New Notes
Interest on the new notes issued in exchange for old notes will accrue at their respective stated rates from the date of the last periodic payment of interest on the old notes or, if no interest has been paid, from May 9, 2006. No additional interest will be paid on old notes tendered and accepted for exchange.
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that:
• the exchange offer does not violate applicable law or any applicable interpretation of the SEC staff;
• the old notes are validly tendered in accordance with the terms of the exchange offer;
• no action or proceeding would impair our ability to proceed with the exchange offer; and
• any governmental approval that we believe, in our sole discretion, is necessary for the consummation of the exchange offer, as outlined in this prospectus, has been obtained.
The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See "The Exchange Offer—Conditions."
Procedures for Tendering the Old Notes
If you wish to accept the exchange offer, you must follow the procedures for book-entry transfer described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you. Questions regarding the tender of old notes or the exchange offer generally should be directed to the exchange agent at one of its addresses specified in "The Exchange Offer—Exchange Agent." See "The Exchange Offer—Procedures for Tendering" and "The Exchange Offer—Guaranteed Delivery Procedures." Letters of transmittal and any other documents required by the letter of transmittal should be sent to the exchange agent and not to us.
Guaranteed Delivery Procedures
If you wish to tender your old notes and the procedure for book entry transfer cannot be completed on a timely basis, you may tender your old notes according to the guaranteed delivery procedures described under the heading "The Exchange Offer—Guaranteed Delivery Procedures."
Acceptance of Old Notes and Delivery of New Notes
We will accept for exchange any and all old notes that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date, as long as all of the terms and conditions of the exchange offer are met. We will deliver the new notes promptly following the expiration date.

Withdrawal Rights
You may withdraw the tender of your old notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written notice of withdrawal to the exchange agent at one of its addresses specified in "The Exchange Offer—Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offer—Withdrawal of Tenders."
Taxation
We believe that the exchange of old notes for new notes should not be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain other U.S., Mexican and Peruvian federal tax considerations relating to the exchange of the old notes for new notes and the purchase, ownership and disposition of new notes, see "Summary of Certain Tax Considerations."
Exchange Agent	The Bank of New York is the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in "The Exchange Offer—Exchange Agent".
Use of Proceeds
We will not receive any proceeds from the issuance of the new notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement. See "Use of Proceeds" for a description of our use of the net proceeds received in connection with the issuances of the old notes.

Terms of the New Notes

        The new notes will be issued under the same indenture under which the old notes were issued and, as a holder of new notes, you will be entitled to the same rights under the indenture that you had as a holder of old notes. The old notes and the new notes will be treated as a single series of debt securities under the indenture.

Issuer	Southern Copper Corporation.
Notes Offered
Up to U.S.$400 million aggregate principal amount of 7.500% Notes due 2035, which have been registered under the Securities Act. The new notes are expected to be fungible with our outstanding 7.500% Notes due 2035 which have been registered under the Securities Act.
Interest Rate	The interest on the notes is 7.500% per annum starting from January 27, 2006.
Interest Payment Dates	Interest on the notes is payable on January 27 and July 27 of each year, beginning on July 27, 2006.
Maturity	The notes will mature on July 27, 2035.
Ranking
The notes will constitute SCC's senior unsecured obligations and will rank pari passu in priority of payment with all of SCC's other present and future unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries and as a result will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including trade payables. See "Description of the Notes—General."
Optional Redemption
We may, at our option, at any time, redeem some or all of the notes by paying a make-whole premium plus accrued and unpaid interest, if any, to the date of such redemption. See "Description of the Notes — Optional Redemption."
Use of Proceeds
We will not receive any proceeds from the issuance of the new notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement. See "Use of Proceeds" for a description of our use of the net proceeds received in connection with the issuances of the old notes.
Certain Covenants
The indenture relating to the notes contains certain covenants, including limitations on liens, limitations on sale and leaseback transactions, rights of the holders of the notes upon the occurrence of a change of control triggering event, limitations on subsidiary indebtedness and limitations on consolidations, mergers, sales or conveyances. All of these limitations and restrictions are subject to a number of significant exceptions, and some of these covenants will cease to be applicable before the notes mature if the notes attain an investment grade rating. See "Description of the Notes—Covenants."

Events of Default
For a discussion of certain events of default that will permit acceleration of the principal of the notes plus accrued interest, and any other amounts due in respect of the notes, see "Description of the Notes—Events of Default."
Further Issuances
We may from time to time, without notice to or consent of the holders of the notes, create and issue an unlimited principal amount of additional notes of the same series as the notes offered pursuant to this prospectus.
Book Entry; Form and Denominations
The notes will be issued in the form of one or more global notes without coupons, registered in the name of a nominee of The Depository Trust Company, or DTC, as depositary, for the accounts of its participants including Clearstream Banking, société anonyme ("Clearstream") and Euroclear Bank S.A./N.V. ("Euroclear"). Notes in definitive certificated form will not be issued in exchange for the global notes except under limited circumstances. The notes will be issued in minimum denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. See "Description of the Notes—Form, Denomination and Title."
Listing	We have applied to list the notes on the EuroMTF section of the Luxembourg Stock Exchange.

Directive 2004/109/EC of the European Parliament and Council, dated December 15, 2004, on the harmonization of transparency requirements for information about issuers whose securities are admitted to trading on an European Union regulated market amended Directive 2001/34/EC (the "Transparency Directive") and became effective on January 20, 2005. It requires member states, including Luxembourg, to take measures necessary to comply with the Transparency Directive by January 20, 2007. If, as a result of the Transparency Directive or any legislation implementing the Transparency Directive, we could be required to publish financial information either more regularly than we otherwise would be required to or according to accounting principles which are materially different from the accounting principles which we would otherwise use to prepare our published financial information, we may delist the notes from the Luxembourg Stock Exchange in accordance with the rules of such exchange and seek an alternative admission to listing, trading and/or quotation for the notes on a different section of the Luxembourg Stock Exchange or by such other listing authority, stock exchange and/or quotation system inside or outside the European Union as we may decide.
Risk Factors	Participating in the exchange offer and investing in the notes involves certain risks. See "Risk Factors."

Governing Law	State of New York
Trustee, Registrar and Paying Agent	The Bank of New York
Luxembourg Paying Agent and Transfer Agent	The Bank of New York (Luxembourg) S.A.
Luxembourg Listing Agent	The Bank of New York

SELECTED COMBINED FINANCIAL INFORMATION

        The following tables present our selected combined financial information and other data for the periods indicated. These tables should be read in conjunction with the Audited Consolidated Combined Financial Statements and the notes thereto included in our 2005 Form 10-K/A and the Unaudited Condensed Consolidated Combined Financial Statements and the notes thereto included in our 2006 First Quarter Form 10-Q, and are qualified in their entirety by the information contained therein. Our Audited Consolidated Combined Financial Statements and the financial information in the tables below reflect our acquisition of Minera México, completed April 1, 2005, as a combination of businesses under common control, on a historical basis in a manner similar to a pooling of interests, reflecting the financial condition and results of operations for SCC and Minera México on a combined basis. See "Presentation of Financial and Other information—Financial Information."

						For the three months ended March 31,
	Year Ended December 31,
Statement of Earnings Data
	2001(1)	2002	2003	2004	2005	2006	2005
	(dollars in thousands, except per share data)
Net sales	$1,560,028	$1,388,421	$1,576,641	$3,096,697	$4,112,629	$1,121,291	$946,075
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion)	1,232,764	961,201	992,383	1,334,330	1,635,393	406,944	389,570
Selling, general and administrative	70,174	69,351	63,597	71,778	81,132	24,016	18,598
Depreciation, amortization and depletion	165,901	157,608	177,058	192,586	277,248	53,103	60,967
Exploration	15,939	13,345	17,869	15,610	24,356	4,573	5,347

Total operating costs and expenses	1,484,778	1,201,505	1,250,907	1,614,304	2,018,129	488,636	474,482

Operating income	75,250	186,916	325,734	1,482,393	2,094,500	632,655	471,593
Interest expense	171,242	128,747	117,009	106,491	108,874	(22,907)	(26,998)
Interest capitalized	(9,600)	(8,220)	(5,563)	(10,681)	(22,509)	5,095	3,991
Interest income	(23,194)	(4,097)	(5,198)	(8,348)	(30,765)	9,305	5,452
(Gain) loss on derivative instruments	—	—	—	1,413	22,262	—	(7,276)
(Gain) loss on debt prepayments	2,159	12,400	5,844	16,500	10,559	—	(1,690)
Gain on disposal of properties	—	—	—	(53,542)	—	—	—
Other expense (income)	435	(7,202)	4,174	9,689	3,712	(978)	835

Earnings (loss) before income taxes, minority interest and cumulative effect of change in accounting principle	(65,792)	65,288	209,468	1,420,871	2,002,367	623,170	445,907
Net earnings (loss)	(109,914)	144,929	83,536	982,386	1,400,148	$421,575	$298,361
Earnings (loss) per share	$(0.75)	$0.98	$0.57	$6.67	$9.51	—	—
Weighted average shares outstanding basic (in thousands)	147,210	147,213	147,220	147,224	147,228	147,228	147,226
Weighted average shares outstanding diluted (in thousands)	147,212	147,217	147,225	147,224	147,228	147,228	147,226

(1)
Financial information as of and for the year ended December 31, 2001 is unaudited.

						As of March 31,
	As of December 31,
Combined Balance Sheet Data
	2001(1)	2002	2003	2004	2005	2006
	(dollars in thousands)
Assets
Current assets:
Cash and cash equivalents	$260,499	$175,071	$351,610	$710,707	$876,003	$775,627
Cash retained in collateral accounts	—	88,048	—	—	—	—
Marketable securities	—	—	—	45,267	—	—
Accounts receivable:
Trade	164,530	117,125	169,279	425,790	342,412	325,224
Affiliates	—	7,221	6,968	15,353	9,099	5,234
Other	42,133	69,169	20,163	33,081	34,949	29,332
Inventories	357,844	324,453	306,913	352,377	395,845	436,148
Deferred income tax—current portion	—	—	—	—	5,248	4,292
Other current assets, net	34,906	16,355	51,159	52,966	50,798	63,252

Total current assets	859,912	797,442	906,092	1,635,541	1,714,354	1,639,109
Property, net	2,977,851	3,136,837	3,040,700	3,068,486	3,326,126	3,414,357
Capitalized mine stripping costs, net	182,070	255,449	291,490	318,116	289,369	—
Leachable material, net	46,677	77,504	100,014	134,621	210,118	199,612
Intangible assets, net	381,180	129,059	126,049	123,496	120,861	120,157
Other assets, net	32,892	22,739	26,683	38,933	26,746	42,369

Total assets	$4,480,582	$4,419,030	$4,491,028	$5,319,193	$5,687,574	$5,415,604

Liabilities
Current liabilities:
Current portion of long-term debt	$1,441,213	$—	$115,307	$152,314	$10,000	$10,000
Trade accounts payable	129,289	198,891	99,735	142,362	284,977	210,180
Income taxes	36,104	54,841	58,704	293,295	275,763	322,875
Other current liabilities	272,409	232,225	208,824	373,947	224,892	252,666

Total current liabilities	1,879,015	485,957	482,570	961,918	795,632	795,721
Due to affiliates — Grupo México	56,216	52,468	52,468	—	—	7,378
Long-term debt	273,121	1,621,231	1,555,924	1,177,974	1,162,065	1,162,125
Deferred income taxes	383,800	246,020	185,866	243,600	259,089	181,267
Other liabilities	41,112	46,862	103,790	105,179	120,795	90,317
Asset retirement obligation	—	—	5,267	5,643	11,221	11,461

Total non-current liabilities	754,249	1,966,581	1,903,315	1,532,396	1,553,170	1,445,130
Minority interest	95,459	85,040	82,398	11,284	12,695	11,576
Stockholders' equity	1,751,859	1,881,452	2,022,745	2,813,595	3,326,077	3,163,187

Total liabilities, minority interest and stockholders' equity	$4,480,582	$4,419,030	$4,491,028	$5,319,193	$5,687,574	$5,415,604

(1)
Financial information as of and for the year ended December 31, 2001 is unaudited.

	Year Ended December 31,
Other Financial Information
	2001(1)	2002	2003	2004	2005
	(dollars in thousands, except per share data)
EBITDA(2)	$238,558	$339,326	$492,774	$1,700,919	$2,335,215
Capitalized mine stripping and leachable material	107,861	91,954	79,704	92,797	116,409
Capital expenditure excluding capitalized mine stripping cost and leachable materials	180,921	85,380	64,880	228,299	470,636
Cash dividends paid per share(3)	$0.19	$0.19	$0.31	$1.30	$5.80
	Year Ended December 31,
Financial Ratios
	2001(1)	2002		2003		2004		2005
	(dollars in thousands, except per share data)
Gross margin(4)	10.3%	19.4%		25.8%		50.7%		53.5%
Operating income margin(5)	4.8	13.5		20.7		47.9		50.9
Net margin(6)	(7.0)	10.4		5.3		31.7		34.0
Net debt(9)/total capitalization(7)	45.4%	43.4%		39.5%		17.0%		8.2%
Ratio of Earnings to Fixed Charges(8)	—	1.5	x	2.7	x	12.6	x	17.8	x

(1)
Financial information as of and for the year ended December 31, 2001 is unaudited.

(2)
EBITDA is net earnings; plus cumulative effect of change in accounting principle, minority interest, income taxes, interest expense and depreciation, amortization and depletion; minus interest income and interest capitalized. EBITDA is used as a measure of performance by our management and is not a measure of performance under generally accepted accounting principles, or GAAP. We present EBITDA because we believe it provides management and investors with useful information by which to measure our performance. EBITDA should not be construed as an alternative to (a) net earnings as an indicator of our operating performance or (b) cash flow from our operating activities as a measure of liquidity. EBITDA also does not represent funds available for dividends, reinvestment or other discretionary uses. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures presented by other companies.

  A reconciliation between EBITDA and net earnings for each of the periods presented in the table is presented below:

	As of December 31,
EBITDA Reconciliation
	2001	2002	2003	2004	2005
	(dollars in thousands)
Net earning (loss)	$(109,914)	$144,929	$83,536	$982,386	$1,400,148
Cumulative effect of change in accounting principle	—	—	1,541	—	—
Minority interest	(2,819)	8,855	4,262	4,727	12,475
Income taxes	46,942	(88,496)	120,129	433,758	589,744
Interest expenses	171,242	128,747	117,009	106,491	108,874
Interest capitalized	(9,600)	(8,220)	(5,563)	(10,681)	(22,509)
Interest Income	(23,194)	(4,097)	(5,198)	(8,348)	(30,765)
Depreciation, amortization and depletion	165,901	157,608	177,058	192,586	277,248
EBITDA	238,558	339,326	492,774	1,700,919	2,335,215

(3)
On a historical basis, without giving effect to the acquisition of Minera México, SCC's cash dividends paid per share were U.S.$0.36, U.S.$0.36, U.S.$0.57 and U.S.$2.39 for the years ended December 31, 2001, 2002, 2003 and 2004, respectively.

(4)
Represents net sales less cost of sales (including depreciation, amortization and depletion), divided by net sales as a percentage.

(5)
Represents operating income divided by sales as a percentage.

(6)
Represents net earnings divided by sales as a percentage.

(7)
Represents net debt divided by net debt plus stockholders' equity.

(8)
Represents earnings divided by fixed charges. Earnings are defined as earnings before income taxes, minority interest and cumulative effect of change in accounting principle, plus fixed charges and amortization of interest capitalized, less interest capitalized. Fixed charges are defined as the sum of interest expensed and interest capitalized, plus amortized premiums, discounts and capitalized expenses related to indebtedness. For the year 2001, the company would have had to have generated additional earnings of U.S.$75,392,000 to achieve a ratio of earnings to fixed charges of 1:1.

(9)
Net debt is defined as total debt minus cash balance. Since December 31, 2005, the most significant decrease to our cash balance was the payment of a U.S.$404.9 million dividend.

SUMMARY OPERATING DATA

        The following table sets out certain operating data for each of the periods indicated.

	Year Ended December 31,
Mining Production
	2001	2002	2003	2004	2005
Contained copper in concentrate (tons)	533,616	491,828	547,172	603,907	574,976
Electrowon copper metal (tons)	114,989	122,190	118,744	114,100	114,953
Total copper (tons)	648,605	614,018	665,916	718,007	689,929
Contained molybdenum in concentrate (tons)	13,869	11,747	12,521	14,373	14,803
Contained zinc in concentrate (tons)	149,252	135,442	128,760	133,778	143,609
	Year Ended December 31,
Net Metal Sales(1)
	2001	2002	2003	2004	2005
Net copper sold (tons)	721,412	645,107	660,485	709,668	698,553
Net molybdenum sold (tons)	13,890	11,695	12,498	14,350	14,585
Net zinc sold (tons)	141,913	126,499	122,217	120,922	133,420
Net silver sold (ounces)	24,924,443	20,371,448	19,498,041	20,212,366	19,755,762
	Year Ended December 31,
Average Market Prices
	2001	2002	2003	2004	2005
Copper price (U.S.$ per pound)	$0.72	$0.71	$0.81	$1.30	$1.67
Molybdenum price (U.S.$ per pound)	2.31	3.59	5.21	15.95	31.05
Zinc price (U.S.$ per pound)	0.40	0.35	0.38	0.48	0.63
Silver price (U.S.$ per ounce)	$4.36	$4.60	$4.89	$6.68	7.32
	Year Ended December 31,
Operating Cash Costs(2)
	2001	2002	2003	2004	2005
Cash cost per pound of copper produced	$0.52	$0.43	$0.44	$0.18	$0.03
Cash cost per pound of copper produced (without byproduct revenue)	$0.81	$0.74	$0.74	$0.85	$1.00

(1)
Includes finished metal (including blister, cathode and rod) sales and payable metal in concentrate sales to third parties, less payable metal in third-party concentrate purchases. "Payable metal" refers to the content of metal contained in concentrates that is actually valued and paid for.

(2)
Operating cash costs per pound of copper produced is an overall benchmark we use and a common industry metric to measure performance. Operating cash cost is a non-GAAP measure that does not have a standardized meaning and may not be comparable to similarly titled measures provided by other companies. A reconciliation of our cash cost per pound to the cost of sales (including depreciation, amortization and depletion) as presented in the statement of earnings is presented in our 2005 Form 10-K/A and our 2006 First Quarter Form 10-Q. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures about Market Risk—Non-GAAP Information Reconciliation" in our 2005 Form 10-K/A and "Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Information Reconciliation" in our 2006 First Quarter Form 10-Q. We have defined operating cash cost per pound as cost of sales (including depreciation, amortization and depletion); plus administrative charges, treatment and refining charges, third party copper purchases; less byproduct revenue, depreciation, amortization and depletion, workers' participation and inventory change. Operating cash costs also exclude the portion of our mine stripping costs that we capitalize.

SUMMARY RESERVES DATA

        The table below details our copper and molybdenum reserves as estimated at December 31, 2005. Pursuant to SEC guidance, the reserves information in this offering memorandum is calculated using average metals prices over the most recent three years, unless otherwise stated. We refer to these three-year average metals prices as "current average prices." Our current average prices for copper are calculated using prices quoted by COMEX, and our current average prices for molybdenum are calculated according to Platts Metals Week. Unless otherwise stated, reserves estimates in this offering memorandum use U.S.$1.261 per pound for copper and U.S.$17.817 per pound for molybdenum, both current average prices as of December 31, 2005. The current average prices for copper and molybdenum were U.S.$0.939 and U.S.$8.425, respectively, as of December 31, 2004 and U.S.$0.751 and U.S.$3.81, respectively, as of December 31, 2003. For a further discussion of how we calculate our reserves, see "Presentation of Financial and Other Information—Reserves Information."

	Cuajone Mine(1)	Toquepala Mine(1)	Cananea Mine(1)	La Caridad Mine(1)	Total Open-Pit Mines	Immsa(2)
Mineral Reserves
Metal prices:
Copper (U.S.$/lb.)	$1.261	$1.261	$1.261	$1.261	$1.261	$1.261
Molybdenum (U.S.$/lb.)	$17.817	$17.817	$17.817	$17.817	$17,817	$17.871
Cut-off grade	0.30%	0.30%	0.25%	0.20%	0.26%	—
Sulfide ore reserves (thousands of tons)	1,935.407	2,174,479	3,759,426	1,562,184	9,431,496	41,644
Average grade:
Copper	0.561%	0.580%	0.494%	0.315%	0.498%	0.51%
Molybdenum	0.019%	0.032%	—	0.028%	0.026%	—
Leachable material (thousands of tons)	11,604	2,777,807	1,499,915	1,489,303	5,778,629	—
Leachable material grade	0.568%	0.172%	0.226%	0.157%	0.183%	—
Waste (thousands of tons)	5,022,010	7,364,671	3,979,732	540,455	16,906,868	—
Total material (thousands of tons)	6,969,021	12,316,957	9,239,073	3,591,942	32,116,993	—
Stripping ratio	2.60	4.66	1.46	1.30	2.41	—
Leachable material
Reserves in stock (thousands of tons)	23,982	807,154	605,711	467,789	1,904,636	—
Average copper grade	0.463%	0.136%	0.139%	0.252%	0.170%	—
In-pit reserves (thousands of tons)	11,604	2,777,807	1,499,915	1,489,303	5,778,629	—
Average copper grade	0.568%	0.172%	0.226%	0.157%	0.183%	—
Total leachable reserves (thousands of tons)	35,586	3,584,961	2,105,626	1,957,092	7,683,265	—
Average copper grade	0.497%	0.164%	0.201%	0.180%	0.180%	—
Copper contained in ore reserves (thousands of tons)(3)	10,924	17,390	21,961	7,259	57,534	212

(1)
The Cuajone, Toquepala, Cananea and La Caridad concentrator recoveries calculated for these reserves were 83.7%, 87.0%, 81.0% and 82.59%, respectively, obtained by using recovery formulas according to the different milling capacities and geo-metallurgical zones.

(2)
The Immsa Unit includes the Charcas, Santa Bárbara, San Martín, Santa Eulalia and Taxco mines.

(3)
Copper contained in ore reserves for open-pit mines is (i) the product of sulfide ore reserves and the average copper grade plus (ii) the product of in-pit leachable reserves and the average copper grade. Copper contained in ore reserves for underground mines is the product of sulfide ore reserves and the average copper grade.

RISK FACTORS

Risks Related to the Notes and the Exchange Offer

We are the sole obligor under the notes. None of ours subsidiaries will guarantee our obligations under the notes and they do not have any other obligations with respect to the notes. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and structurally subordinated to all indebtedness and other obligations of our subsidiaries.

        The notes are unsecured and are effectively subordinated to all of our existing and future senior secured indebtedness to the extent of the value of the collateral securing such indebtedness. The indenture in certain cases permits us to pledge assets without also securing the notes.

        We derive a substantial portion of its revenue and cash flow from its subsidiaries. None of SCC's subsidiaries will guarantee these notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefore, whether by dividend, distribution, loan or other payments, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets will be structurally subordinated to the claims of any subsidiary's creditors, including trade creditors or holders of debt of those subsidiaries. As a result, the notes are structurally subordinated to the prior payment of all of the debts (including trade payables) of our subsidiaries. As of May 31, 2006, after giving effect to repurchases of our Minera México subsidiary's Yankee bonds, the indebtedness of our subsidiaries that is structurally senior to the notes was U.S.$281.8 million. In addition, the limitations on the incurrence of subsidiary indebtedness provided for in the indenture are subject to significant exceptions and will cease to be applicable entirely if the notes attain an investment grade rating. Any future subsidiary debt or obligation, whether or not secured, will have priority over the notes.

The absence of a public market for the notes may affect the ability of bondholders to sell the notes in the future and may affect the price they would receive if such sale were to occur.

        Application has been made for the notes to be admitted to listing on the EuroMTF section of the Luxembourg Stock Exchange. The new notes will constitute a new issue of securities for which, prior to the exchange offer, there has been no established trading market, and the new notes may not be widely distributed. The initial purchasers of the old notes are not obligated to make a market in the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the new notes. If a market for any of the new notes does not develop, purchasers may be unable to resell such new notes for an extended period of time, if at all.

        The liquidity of and trading market for the new notes also may be adversely affected by a general decline in the market for similar securities. Such a decline may adversely affect our liquidity and trading markets independent of our prospects of financial performance.

Failure to tender the old notes in the exchange offer may affect their marketability.

        If the old notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but not accepted old notes will be adversely affected. The initial purchasers of the old notes are not obligated to make a market in the trading market for the old notes following the exchange offer. In addition, such market-making activity may be limited during the pendency of the exchange offer. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your old notes in the future.

        We issued the old notes in a private placement exempt from the registration requirements of the Securities Act. Accordingly, you may not offer, sell or otherwise transfer your old notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the old notes under the Securities Act.

If you do not properly tender your old notes for new notes, you will continue to hold unregistered notes that are subject to transfer restrictions.

        We will only issue new notes in exchange for old notes that are timely received by the exchange agent together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes set forth under "The Exchange Offer—Procedures for Tendering" and in the letter of transmittal that you will receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes.

        If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then you will continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. If you continue to hold any old notes after the exchange offer is completed, you may have difficulty selling them because of the restrictions on transfer and because there will be fewer old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we complete the exchange offer could lower the market price of the new notes.

FORWARD-LOOKING STATEMENTS

        Forward-looking statements made in this prospectus are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of our operations, including statements regarding the anticipated effects of our acquisition of Minera México on April 1, 2005. Words such as "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions identify forward-looking statements. These statements are based on the beliefs and assumptions of our management and on information currently available to our management. Such statements are subject to risks relating to, among other things:

  •
  cyclical and volatile prices of copper, molybdenum and the other metals that we produce;

  •
  prices and availability of commodities and supplies, including fuel, oil and electricity;

  •
  political or economic change or instability, either globally or in the countries in which we operate;

  •
  our ability to effectively operate a combined company following our recent acquisition of Minera México;

  •
  availability, terms, conditions and timing of materials, insurance coverage, equipment, required permits or approvals and financing;

  •
  occurrence of unusual weather or operating conditions;

  •
  determination of reserves;

  •
  lower than expected ore grades;

  •
  water and geological problems;

  •
  failure of equipment or processes to operate in accordance with specifications;

  •
  failure to obtain financial assurance to meet closure and remediation obligations;

  •
  local and community impacts and issues; and

  •
  labor relations, litigation and environmental risks.

        You should not place undue reliance on forward-looking statements, which are based on current expectations. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. All forward-looking statements and risk factors included in this prospectus are made as of the date on the front cover of this prospectus, based on information available to us as of such date, and we assume no obligation to update any forward-looking statement or risk factor.

THE EXCHANGE OFFER

The Exchange Offer

        We issued and sold the old notes in a private placement on May 9, 2006. In connection with the issuance and sale, we entered into a registration rights agreement with the initial purchasers of the old notes providing that we would, at our cost, (a) not later than 120 days after the date of original issuance of the old notes, file a registration statement with the SEC with respect to a registered offer to exchange the old notes for new notes having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions and the provisions regarding special interest would be eliminated) and (b) use commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act not later than 180 days after the date of original issuance of the old notes. Upon the effectiveness of the registration statement, we would offer the new notes in exchange for surrender of the old notes.

        In the event that (i) applicable interpretations of the staff of the SEC do not permit us to effect such an exchange offer, (ii) for any other reason the registration statement is not declared effective within 180 days after the date of the original issuance of the old notes or the exchange offer is not consummated within 225 days after the original issuance of the old notes, (iii) the initial purchasers of the old notes so request with respect to old notes not eligible to be exchanged for new notes in the exchange offer or (iv) upon our receiving notice in writing from any holder of notes (other than an initial purchaser of the old notes) that such holder is not eligible to participate in the exchange offer or does not receive freely tradable new notes in the exchange offer other than by reason of such holder being an affiliate of ours (it being understood that the requirement that a participating broker-dealer deliver this prospectus in connection with sales of new notes shall not result in such new notes being not "freely tradable"), we will, at our cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the old notes or the new notes, as the case may be, (b) use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use commercially reasonable efforts to keep the shelf registration statement effective until two years after its effective date. We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

        If (a) on or prior to the 120th day following the date of original issuance of the old notes, the registration statement with respect to the new notes has not been filed with the SEC, (b) on or prior to the 180th day following the date of original issuance of the old notes, neither the registration statement nor the shelf registration statement with respect to the new notes or the old notes has been declared effective, (c) on or prior to the 225th day following the date of original issuance of the old notes, neither the exchange offer with respect to the new notes has been consummated nor the shelf registration statement with respect to the new notes or the old notes has been declared effective, or (d) after either the registration statement with respect to the new notes or the shelf registration statement with respect to the new notes or the old notes has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of the notes in accordance with and during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (d), a "registration default"), interest ("special interest") will accrue on the principal amount of the old notes and the new notes (in addition to the stated interest on the applicable old notes and new notes) from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured. Special interest will accrue at a rate of 0.25% per annum during the 120-day period immediately following the occurrence of such registration default and will increase by 0.25% per annum at the end of such 120-day period, but in no event shall such rate exceed 0.50% per annum.

        The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

        Once the exchange offer is complete, we will have no further obligation to register any of the old notes not tendered to us in the exchange offer. See "Risk Factors—Risks Related to the Notes and the Exchange Offer—Failure to tender the old notes in the exchange offer may affect their marketability."

Effect of the Exchange Offer

        Based on interpretations by the SEC staff set forth in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Shearman & Sterling (available July 2, 1993) and other no-action letters issued to parties unrelated to us, we believe that you may offer for resale, resell and otherwise transfer the new notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act, provided:

  •
  you are acquiring the new notes in the ordinary course of your business;

  •
  you are not engaging in and do not intend to engage in a distribution of the new notes;

  •
  you have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the new notes; and

  •
  you are not our "affiliate," within the meaning of Rule 405 under the Securities Act.

        If you are not able to make these representations, you are a "restricted holder." As a restricted holder, you will not be able to participate in the exchange offer, you may not rely on the existing interpretations of the SEC staff set forth above and you may only sell your old notes in compliance with the registration and prospectus delivery requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act or in a transaction not subject to the Securities Act.

        In addition, each participating broker-dealer that is not a restricted holder that receives new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of such new notes. This prospectus may be used by those participating broker-dealers to resell new notes they receive pursuant to the exchange offer. We have agreed that, for a period of one year after the completion of the exchange offer, we will make this prospectus available to any participating broker-dealer for use by the participating broker-dealer in any resale. By acceptance of this exchange offer, each broker-dealer that receives new notes under the exchange offer agrees to notify us prior to using this prospectus in a sale or transfer of new notes. See "Plan of Distribution."

        Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

        To the extent old notes are tendered and accepted in the exchange offer, the principal amount of old notes that will be outstanding will decrease with a resulting decrease in the liquidity in the market for the old notes. Old notes that are still outstanding following the completion of the exchange offer will continue to be subject to transfer restrictions.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue U.S.$100,000 principal amount of new notes and integral multiples of U.S.$1,000 in excess thereof, in exchange for each U.S.$100,000 principal amount of old notes and integral multiples of U.S.$1,000 in excess thereof accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in a minimum principal amount of U.S.$100,000 and in integral multiples of U.S.$1,000 in excess thereof.

        The new notes will be substantially identical to the old notes, except that:

  •
  the offering of the new notes has been registered under the Securities Act;

  •
  the new notes will not be subject to transfer restrictions; and

  •
  the new notes will be issued free of any covenants regarding registration rights and free of any provision for special interest.

        The new notes will evidence the same debt as the old notes and will be issued under and be entitled to the benefits of the same indenture under which the old notes were issued. The old notes and the new notes will be treated as a single series of debt securities under the indenture. For a description of the terms of the indenture and the new notes, see "Description of the Notes."

        The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. As of the date of this prospectus, an aggregate of U.S.$400,000,000 principal amount of old 7.500% Notes due 2035 is outstanding. This prospectus is being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Holders of old notes do not have any appraisal or dissenters' rights under law or under the indenture in connection with the exchange offer. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes.

        We will be deemed to have accepted for exchange validly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from us and delivering the new notes to the tendering holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under "—Conditions." All old notes accepted for exchange will be exchanged for new notes promptly following the expiration date. We will deliver to the trustee for cancellation all old notes so accepted for exchange. If we decide for any reason to delay for any period our acceptance of any old notes for exchange, we will extend the expiration date for the same period.

        If we do not accept for exchange any tendered old notes because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted old notes will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, as promptly as practicable after the expiration date.

        We are not making, nor is our board of directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your old notes in the exchange offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender in the exchange offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Expiration Date; Extensions; Amendments

        The term "expiration date" means 5:00 p.m., New York City time, on                        , 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. The exchange offer will be open for not less than 30 days (or longer if required by applicable law) and not more than 45 days after the date notice of the exchange offer is mailed to the holders of the notes.

        If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any old notes;

  •
  to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under "—Conditions" have not been satisfied by the expiration date; or

  •
  subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the old notes of the amendment.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

        During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or earlier termination of the exchange offer.

Interest on the New Notes and the Old Notes

        Any old 7.500% Notes due 2035 not tendered or accepted for exchange will continue to accrue interest at the rate of 7.500% per annum in accordance with their terms. The new notes will accrue interest at the rate of 7.500% per annum from the date of the last periodic payment of interest on the applicable old notes or, if no interest has been paid, from the original issue date of the applicable old notes. Interest on the new notes and any old notes not tendered or accepted for exchange will be payable semi-annually in arrears on January 27 and July 27 of each year, commencing on July 27, 2006.

Procedures for Tendering

        Only a registered holder of old notes may tender those notes in the exchange offer. To tender in the exchange offer, a holder must properly complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under "—Exchange Agent," before 5:00 p.m., New York City time, on the expiration date. In addition, either:

  •
  the exchange agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered old notes into the exchange agent's account at The Depository Trust Company, or DTC, or the depositary, according to the procedure for book-entry transfer described below; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        A tender of old notes by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of letters of transmittal and all other required documents to the exchange agent, including delivery through DTC, is at the holder's election and risk. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, we recommend that holders use certified or registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or other required documents to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner's behalf.

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes, and our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of old notes for exchange, neither we nor the exchange agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any old notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such old notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any old notes that remain outstanding after the expiration date, (b) as set forth below under "—Conditions," to terminate the exchange offer and (c) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of old notes (other than certain specified holders) will represent to us that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of us, as such terms are interpreted by the SEC.

        If the tendering holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an "underwriter" within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale or transfer of these new notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Book-Entry Transfer

        The exchange agent will establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer these old notes into the exchange agent's account in accordance with DTC's procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of this book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant in DTC tendering old notes that are the subject of the book-entry confirmation stating (1) the aggregate principal amount of old notes that have been tendered by such participant, (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (3) that we may enforce such agreement against the participant.

        Although delivery of old notes must be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, properly completely and validly executed, with any required signature guarantees, or an agent's message in lieu of the letter of transmittal, and any other required documents, must be delivered to and received by the exchange agent at one of its addresses listed below under "—Exchange Agent," before 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure described below must be complied with.

        Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

        All references in this prospectus to deposit or delivery of old notes shall be deemed to also refer to DTC's book-entry delivery method.

Guaranteed Delivery Procedures

        Holders who wish to tender their old notes and (1) who cannot deliver a confirmation of book-entry transfer of old notes into the exchange agent's account at DTC, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (2) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

  •
  the tender is made through an eligible institution;

  •
  before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange, Inc. trading days after the expiration date, a duly executed letter of transmittal together with a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

  •
  the properly completed and executed letter of transmittal and a confirmation of book-entry transfer of all tendered old notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under "—Exchange Agent." Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of such old notes;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered and include any required signature guarantees; and

  •
  specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

        Any old notes that are tendered for exchange through the facilities of DTC but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes, and we may terminate the exchange offer as provided in this prospectus prior to the expiration date, if:

  •
  the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the SEC staff; or

  •
  the old notes are not tendered in accordance with the exchange offer;

  •
  you do not represent that (i) you are acquiring the new notes in the ordinary course of your business, (ii) you are not engaging in and do not intend to engage in a distribution of the new notes, (iii) you have no arrangement or understanding with any person to participate in the distribution of the new notes, (iv) you are not an affiliate of us as such term is interpreted by the SEC, and (v) you are not acting on behalf of any person who could not truthfully make these statements;

  •
  you do not make any representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of an appropriate form for registration of the new notes under the Securities Act;

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

  •
  any governmental approval has not been obtained, which we believe, in our sole discretion, is necessary for the consummation of the exchange offer as outlined in this prospectus.

        These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

  •
  refuse to accept and return to the tendering holder any old notes or credit any tendered old notes to the account maintained within DTC by the participant in DTC which delivered the old notes; or

  •
  extend the exchange offer and retain all old notes tendered before the expiration date, subject to the rights of holders to withdraw the tenders of old notes (see "—Withdrawal of Tenders" above); or

  •
  waive the unsatisfied conditions with respect to the exchange offer prior to the expiration date and accept all properly tendered old notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided above under "—Expiration Date; Extensions; Amendments." If we waive a condition, we may be required, above in order to comply with applicable securities laws, to extend the expiration date of the exchange offer.

        In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any of the old notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal and other documents required for a valid tender of your old notes should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Hand Delivery:	By Registered Mail or Overnight Carrier:
The Bank of New York Attn: Corporate Trust Operations— Reorganization Unit 101 Barclay Street—7 East New York, NY 10286	The Bank of New York Attn: Corporate Trust Operations— Reorganization Unit 101 Barclay Street—7 East New York, NY 10286
Facsimile Transmission: 212-815-1915 Confirm by Telephone: 212-815-5920 For information with respect to the exchange offer, call: of the Exchange Agent at telephone:

        Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

        We will bear all expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

        We will pay the expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees, printing costs, and related fees and expenses.

Transfer Taxes

        Holders who render their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange offer.

Accounting Treatment

        We will record the new notes in our accounting records at the same carrying values as the old notes on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the exchange offer. Expenses of the exchange offer will be incurred by us.

Consequences of Failure to Exchange

        Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend printed thereon as a consequence of the issuance of the old notes pursuant to an exemption from the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Upon completion of the exchange offer, holders of old notes will not be entitled to any rights to have the resale of old notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any old notes that remain outstanding after completion of the exchange offer.

        Old 7.500% Notes due 2035 not exchanged pursuant to the exchange offer will continue to accrue interest at 7.500% per annum and the old notes will otherwise remain outstanding in accordance with their terms.

        Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your old notes. Please refer to the section in this prospectus entitled "Summary of Certain Tax Considerations—U.S. Federal Income Tax Considerations."

        As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your old notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of the exchange offer. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, old notes could be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors—Risks Related to the Notes and the Exchange Offer—If you do not properly tender your old notes for new notes, you will continue to hold unregistered notes that are subject to transfer restrictions."

        We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

        Holders of the old notes and new notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the indenture governing the old notes and the new notes.

USE OF PROCEEDS

        We will not receive any cash proceeds from the exchange offer. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old notes. In consideration for issuing the new notes, we will receive old notes in an aggregate principal amount equal to the value of the new notes. The old notes surrendered in exchange for the new notes will be retired and cancelled. Accordingly, the issuance of the new notes will not result in any change in our indebtedness.

        We received approximately U.S.$386 million in net proceeds, after deducting the discounts and commissions to the initial purchasers and offering expenses, from the issuance of the old notes on May 9, 2006. We used and intend to use approximately U.S.$320 of the net proceeds for capital expenditures and modernization projects of the SCC Peru Branch, at the Ilo Smelter, the Tia Maria project and other projects. The remaining net proceeds of the original offering may be used for capital expenditures and modernization projects at the La Caridad mine in Mexico. For a description of our capital expenditure programs, See "Business—Capital Expenditures".

EXCHANGE RATES

Exchange Rates in Peru

        Since March 1991, there have been no exchange controls in Peru and all foreign exchange transactions are based on free market exchange rates. During the previous two decades, however, the Peruvian currency had experienced a significant number of large devaluations. Therefore, Peru has adopted and operated under various exchange rate control practices and exchange rate determination policies. These policies have ranged from strict control over exchange rates to market-determination of rates. Investors are allowed to purchase foreign currency at free market exchange rates through any member of the Peruvian banking system.

        The following table shows, for the periods and dates indicated, the period-end, average, high and low exchange rates for U.S. dollars, as published by the Banco Central de Reserva del Peru (Central Reserve Bank of Peru, or BCRP) expressed in nuevos soles per U.S. dollar. The Federal Reserve Bank of New York does not report a noon buying rate for nuevos soles. The information in this table reflects Peruvian nuevos soles at historical values rather than in constant Peruvian nuevos soles. The high and low exchange rates provided in the table are the highest and lowest of the twelve month-end exchange rates for each year based on the BCRP exchange rate. The average rate is in each case the average of month-end exchange rates during such period.

	BCRP Rate(1)
Year Ended December 31,	Period End	Average	High	Low
2001	3.446	3.510	3.628	3.435
2002	3.515	3.500	3.646	3.434
2003	3.464	3.477	3.496	3.462
2004	3.283	3.413	3.502	3.282
2005	3.419	3.303	3.419	3.253
2006 (through June 15)	3.264	3.303	3.452	3.252

(1)
Source: Banco Central de Reserva del Peru

        The exchange rate for U.S. dollars as of June 15, 2006 was 3.264 nominal nuevos soles per U.S. dollar.

Exchange Rates in Mexico

        On December 21, 1994, Banco de México implemented a floating foreign exchange rate regime under which the peso is allowed to float freely against the U.S. dollar and other foreign currencies. Banco de México has indicated it will intervene directly in the foreign exchange market only to reduce what it deems to be excessive short-term volatility. Since mid-2003, Banco de México has been conducting auctions of U.S. dollars in an attempt to reduce the levels of its foreign reserves. Banco de México conducts open market operations on a regular basis to determine the size of Mexico's monetary base. Changes in Mexico's monetary base have an impact on the exchange rate. Banco de México may increase or decrease the reserve of funds that financial institutions are required to maintain. If the reserve requirement is increased, financial institutions will be required to allocate more funds to their reserves, which will reduce the amount of funds available for operations. This causes the amount of available funds in the market to decrease and the cost, or interest rate, to obtain funds to increase. The opposite happens if reserve requirements are lowered. This mechanism, known as "corto" or "largo," as the case may be, or more formally "the daily settlement balance target," represents a device used by Banco de México to adjust the level of interest and foreign exchange rates.

        We cannot assure you, however, that Banco de México will maintain its current policies with respect to the peso or that the peso will not depreciate significantly in the future. Moreover, we cannot assure you that the Mexican government will not impose exchange controls or otherwise restrict foreign exchange, including the exchange of pesos into U.S. dollars, in the future, which has been the case in the past.

        Banco de México has provided for risk management and hedging mechanisms against fluctuations in the peso to dollar exchange rate. Banco de México allows Mexican banks and brokerage houses to participate in futures markets for the peso and to conduct derivative transactions that are intended to hedge against currency fluctuations. In April 1995, the Chicago Mercantile Exchange introduced peso futures contracts and options on peso futures contracts and started trading these options and futures. On December 18, 1998, trading started at the Mexican Derivatives Exchange, including peso futures contracts.

        In the event of shortages of foreign currency, we cannot assure you that foreign currency would continue to be available to private-sector companies in Mexico or that foreign currency needed by us to service foreign currency obligations would continue to be available without substantial additional cost.

        The following table sets forth, for the periods indicated, the period-end, average, high and low noon buying rate in New York City for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per U.S. dollar. The rates have not been restated in constant currency units and therefore represent nominal historical figures.

	FRBNY Rate(1)
Year Ended December 31,	Period End	Average	High	Low
2000	9.618	9.458	10.087	9.183
2001	9.156	9.335	9.972	8.946
2002	10.425	9.663	10.425	9.001
2003	11.242	10.795	11.406	10.113
2004	11.154	11.290	11.635	10.805
2005	10.628	10.894	11.411	10.414
2006 (through June 15)	11.417	10.847	11.460	10.432

(1)
Source: Federal Reserve Bank of New York

On June 15, 2006 the noon buying rate was 11.417 pesos per U.S. dollar.

CAPITALIZATION

        The following table sets forth our combined cash, cash equivalents and marketable securities and combined capitalization as of March 31, 2006 on a historical basis and on an as adjusted basis, giving effect to (1) the offering of the old notes and the application of the net proceeds thereof and (2) the payment of a $2.75 per share ($404.9 million aggregate amount) dividend that was declared on April 25, 2006. This table should be read in conjunction with our Audited Combined Financial Statements included herein and the unaudited condensed combined interim financial statements for the three months ended March 31, 2005 and 2006 in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 which is incorporated by reference herein and is qualified in its entirety by the information contained therein.

	As of March 31, 2006
	Actual	As adjusted for the offering
	(dollars in millions)
Current portion of long-term debt:
Mitsui credit agreement	$10.0	$10.0

Total current portion of long-term debt	10.0	10.0

Long-term debt
8.25% Yankee bonds—Series A due 2008	173.3	173.3
9.25% Yankee bonds—Series B due 2028	125.0	125.0
6.375% Notes due 2015(1)	199.0	199.0
7.500% Notes due 2035(1)	594.8	594.8
7.500% Notes due 2035 offered hereby	—	400.0
Mitsui credit agreement	70.0	70.0

Total long-term debt	1,162.1	1,562.1
Minority interest	11.5	11.5
Stockholders' equity	3,163.2	2,758.3

Total capitalization	$4,346.8	$4,341.9

(1)
Issued July 27, 2005.

DESCRIPTION OF THE NOTES

        The old notes were issued and the new notes will be issued under an indenture, dated July 27, 2005, as amended or supplemented through the expiration date (the "Indenture"), between the Issuer and The Bank of New York, as Trustee (the "Trustee," which term includes any successor as Trustee under the Indenture). The old notes together with the new notes are referred to as the notes. In this description, the term "Issuer" refers only to Southern Copper Corporation and not to any of its subsidiaries.

        On July 27, 2005, the Issuer issued U.S.$600 million aggregate principal amount of its 7.500% notes due 2035 under the Indenture and pursuant to an exchange offer which expired on January 3, 2006, U.S.$590.5 million in aggregate principal amount of such notes were exchanged for notes registered under the Securities Act. On May 4, 2006, the Issuer issued an additional U.S.$400 million aggregate principal amount of its 7.500% notes due 2035 under the Indenture. The notes previously issued under the Indenture and the notes offered hereby will be treated as a single series of notes under the Indenture, including for purposes of waivers and amendments. For purposes of this description, unless the context indicates otherwise, references to the "notes" includes the 7.500% notes due 2035 offered on July 27, 2005 and the registered notes exchanged for such notes.

        The following summaries of certain provisions of the notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the terms and conditions of the notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms. Copies of the Indenture and Registration Rights Agreement are available at the Issuer's principal executive offices, as well as at the offices of the Trustee, Registrar, Paying Agent and Transfer Agent, and at the offices of the Luxembourg Listing Agent, Paying Agent and Transfer Agent, each as defined in the Indenture. As used herein, the term "Holder" or "Noteholder" means the person in whose name a note of either series is registered in the register (the "Register") which the Issuer shall cause the registrar to maintain for each series of notes.

General

        The old notes and the new notes, which together with the 7.500% notes due 2035 issued on July 27, 2005 and the registered notes exchanged for such notes are referred to in this prospectus as the "notes," will constitute a single series of notes under the Indenture. If the exchange offer described under "The Exchange Offer" is consummated, holders of old notes who do not exchange their old notes for new notes will vote together as a single series of notes with holders of the new notes of the series for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under the notes (including acceleration following an event of default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding notes. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old notes which remain outstanding after the exchange offer will be aggregated with the new notes of the relevant series and the holders of the old notes and new notes will vote together as a single series for all purposes. Accordingly, all references in this prospectus to specified percentages in aggregate principal amount of the outstanding notes will be deemed to mean, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the old notes and the new notes then outstanding.

        The terms of the old notes are identical in all material respects to those of the new notes, except that (1) the old notes have not been registered under the Securities Act and are subject to certain restrictions on transfer, (2) are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances), and (3) the new notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations.

        The notes are general unsecured and unconditional obligations of the Issuer. The notes, at all times, rank pari passu in right of payment among themselves and at least equally with all other present and future unsecured and unsubordinated obligations of the Issuer. The Issuer is entitled, without the consent of the Holders, to issue additional notes of either series under the Indenture on the same terms and conditions and with the same CUSIP number as the notes being offered hereby in an unlimited aggregate principal amount (the "Additional Notes"). The notes and the Additional Notes of each series, if any, will be treated as a single class for all purposes of the Indenture, including waivers and amendments. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the notes include any Additional Notes actually issued.

        The notes bear interest at the rate per annum shown on the front cover of this prospectus from the later of July 27, 2006 or from the most recent Interest Payment Date on which interest has been paid or provided for, payable semi-annually, in arrears, on January 27 and July 27 of each year, commencing July 27, 2006, to the person in whose name such note (or any predecessor note) is registered at the close of business on the preceding January 15 or July 15, as the case may be. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the notes plus 1%. The notes will mature on July 27, 2035.

        Notwithstanding the foregoing, any interest which is payable, but which is not punctually paid or duly provided for, on any Interest Payment Date ("Defaulted Interest") shall cease to be payable to the Holder registered on such date, and shall be payable, at the election of the Issuer, either (i) to the person in whose name such note is registered at the close of business on a special record date to be fixed by the Trustee not more than 15 nor less than 10 days prior to the date fixed by the Issuer for payment thereof or (ii) in any other lawful manner not inconsistent with the rules of any applicable securities exchange if deemed practicable by the Trustee. You should refer to the description under the heading "The Exchange Offer" for a more detailed description of the circumstances under which the interest rate will increase.

        Although the Indenture limits the amount of indebtedness that can be incurred by the Issuer's Subsidiaries, such limitation is subject to significant exceptions. The Indenture does not limit the amount of indebtedness or other obligations that may be incurred by the Issuer.

Methods of Receiving Payments on the Notes

        Payments on the notes may be made, in the case of a Holder of U.S.$10 million or more in aggregate principal amount of notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving notice to the Issuer to such effect respecting such account no later than 30 days immediately preceding the relevant due date for payment. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York in the U.S. or at the office of the Paying Agent in Luxembourg unless the Issuer elects to make interest payments by check mailed to the Holders at their address set forth in the Register.

        If any payment in respect of a note is due on a day that is not at any place of payment a Business Day then, at each such place of payment, such payment need not be made on such day but may be made on the next succeeding day that is at such place of payment a Business Day, with the same force and effect as if made on the date for such payment, and no interest will accrue for the period from and after such date.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as paying agent and registrar. The Bank of New York (Luxembourg) S.A. will initially act as Paying Agent and Transfer Agent in Luxembourg. The Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the provisions of the Indenture. The Issuer, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Any transfer documents will be available at the Issuer's principal executive offices, as well as at the offices of the Trustee, Registrar, Paying Agent and Transfer Agent, and at the offices of the Luxembourg Listing Agent, Paying Agent and Transfer Agent. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any notes selected for redemption. Also, the Issuer is not required to transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

        Except as described below, the notes are redeemable at the Issuer's option. The Issuer is not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

        The notes will be redeemable, at any time and from time to time, in whole or in part, at the Issuer's option at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points; plus, in the case of both clause (i) and clause (ii) above, accrued and unpaid interest on the principal amount of the notes being redeemed to, but not including, the date of redemption. Notwithstanding the foregoing, payments of interest on the notes will be payable to the Holders of those notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the Indenture. In connection with such optional redemption, the following defined terms apply:

        "Comparable Treasury Issue" means, with respect to the notes, the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day, preceding that redemption date, as set forth in the daily statistical release designated H.15(519) (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for US Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for that redemption date.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Issuer to act as the "Independent Investment Banker."

        "Reference Treasury Dealer" means each of Citigroup Global Markets Inc. and UBS Securities LLC and their respective successors and one other nationally recognized investment banking firm that is a Primary Treasury Dealer specified from time to time by the Issuer; provided, however, that if any of the foregoing shall cease to be a primary US Government securities dealer in New York City (a

"Primary Treasury Dealer"), the Issuer shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

        "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if that redemption date is not an interest payment date with respect to such notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the notes to be redeemed. On and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption unless the Issuer defaults in the payment of the redemption price. The Issuer will publish such notices in a leading newspaper of general circulation in Luxembourg, which is expected to be the d'Wort, or via an official information dissemination system managed by the Luxembourg Stock Exchange, for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require.

        Upon presentation of any note redeemed in part only, the Issuer will execute and the Trustee will authenticate and deliver to us on the order of the holder thereof, at the Issuer's expense, a new note or notes, of authorized denominations, in principal amount equal to the unredeemed portion of the note so presented.

        The Issuer may at any time purchase notes in the open market or otherwise at any price. Any notes that are redeemed or purchased by the Issuer will be cancelled and may not be reissued or resold. Any redemption and notice thereof pursuant to the Indenture may, in the Issuer's discretion, be subject to the satisfaction of one or more conditions precedent.

Covenants

        The Indenture provides that the following restrictive covenants will be applicable to the Issuer and its Subsidiaries unless the notes issued under such Indenture reach Investment Grade Status. After the series of notes reaches Investment Grade Status, and notwithstanding that such series of notes may later cease to have an Investment Grade Rating from any of the Rating Agencies, the Issuer and its Subsidiaries will be released from their obligations under the applicable Indenture to comply with the restrictive covenants described below, except for the covenants described under the following headings:

  •
  "—Limitation on Liens,"

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  "—Limitation on Sale and Leaseback Transactions,"

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  "—Consolidation, Merger, Sale or Conveyance" and

  •
  "—Reporting Requirements."

        In May, 2006, we and our notes issued in July, 2005 reached Investment Grade Status. Accordingly, the covenants mentioned in the preceding paragraph no longer apply.

Limitation on Liens

        The Issuer will not, nor will it permit any Subsidiary to, issue, assume or suffer to exist any Indebtedness or Guarantee, if such Indebtedness or Guarantee is secured by a Lien upon any Specified Property, unless, concurrently with the issuance or assumption of such Indebtedness or Guarantee or the creation of such Lien, the notes shall be secured equally and ratably with (or prior to) such Indebtedness or Guarantee; provided, however, that the foregoing restriction shall not apply to:

        (1)   any Lien on (A) any Specified Property acquired, constructed, developed, extended or improved by the Issuer or any Subsidiary (singly or together with other Persons) after the date of the Indenture or any property reasonably incidental to the use or operation of such Specified Property (including any real property on which such Specified Property is located), or (B) any shares or other ownership interest in, or any Indebtedness of, any Person which holds, owns or is entitled to such property, products, revenue or profits, in each of cases (A) and (B), to the extent such Lien is created, incurred or assumed (x) during the period such Specified Property was being constructed, developed, extended or improved, or (y) contemporaneously with, or within 360 days after, such acquisition or the completion of such construction, development, extension or improvement in order to secure or provide for the payment of all or any part of the purchase price or other consideration of such Specified Property or the other costs of such acquisition, construction, development, extension or improvement (including costs such as escalation, interest during construction and financing and refinancing costs);

        (2)   any Lien on any Specified Property existing at the time of acquisition thereof and which (a) is not created as a result of or in connection with or in anticipation of such acquisition and (b) does not attach to any other Specified Property other than the Specified Property so acquired;

        (3)   any Lien on any Specified Property acquired from a Person which is merged with or into the Issuer or any Subsidiary or any Lien existing on Specified Property of any Person at the time such Person becomes a Subsidiary, in either such case which (a) is not created as a result of or in connection with or in anticipation of any such transaction and (b) does not attach to any other Specified Property other than the Specified Property so acquired;

        (4)   any Lien which secures Indebtedness or a Guarantee owing by a Subsidiary to the Issuer or any other Subsidiary;

        (5)   any Lien existing on the date of the Indenture; or

        (6)   any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Lien referred to in the foregoing clauses (1) through (5) inclusive; provided that the principal amount of Indebtedness or Guarantee secured thereby shall not exceed the principal amount of Indebtedness or Guarantee so secured at the time of such extension, renewal or replacement plus an amount necessary to pay any fees and expenses, including premiums and defeasanse costs related to such transaction, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

        Notwithstanding the foregoing, the Issuer or any Subsidiary may issue or assume Indebtedness or a Guarantee secured by a Lien which would otherwise be prohibited under the provisions of the Indenture described in this section or enter into Sale and Leaseback Transactions that would otherwise be prohibited by the provisions of the Indenture described below under "—Limitation on Sale and Leaseback Transactions," provided that the amount of such Indebtedness or Guarantee or the Attributable Value of such Sale and Leaseback Transaction, as the case may be, together with the aggregate amount (without duplication) of (x) Indebtedness or Guarantees outstanding at such time, that was previously incurred pursuant to this paragraph by the Issuer and its Subsidiaries, plus (y) the Attributable Value of all such Sale and Leaseback Transactions of the Issuer and its Subsidiaries outstanding at such time that were previously incurred pursuant to this paragraph shall not exceed 20%

of Consolidated Net Tangible Assets at the time any such Indebtedness or Guarantee is issued or assumed by the Issuer or any Subsidiary or at the time any such Sale and Leaseback Transaction is entered into.

        For the avoidance of doubt, the sale or other transfer of (i) any minerals in place for a period of time until, or in an amount such that the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals or (ii) any other interest in property of the character commonly referred to as a "production payment," shall not constitute the incurrence of Indebtedness or a Guarantee secured by a Lien.

Limitation on Sale and Leaseback Transactions

        For so long as any of the notes are outstanding, neither the Issuer nor any Subsidiary may enter into any Sale and Leaseback Transaction with respect to any Specified Property, unless either (x) the Issuer or such Subsidiary would be entitled pursuant to the provisions of the Indenture described above under "—Limitation on Liens" to issue or assume Indebtedness or a Guarantee (in an amount equal to the Attributable Value with respect to such Sale and Leaseback Transactions) secured by a Lien on such Specified Property without equally and ratably securing the notes, (y) the Issuer or such Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to 85% of the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value (as determined in good faith by the board of directors of the Issuer) of the Specified Property so leased, (A) to the retirement, within 360 days after the effective date of such Sale and Leaseback Transaction, of (i) Indebtedness of the Issuer ranking at least on a parity with the notes or (ii) Indebtedness of any Subsidiary of the Issuer, in each case owing to a Person other than the Issuer or any Affiliate of the Issuer, or (B) to the acquisition, purchase, construction, development, extension or improvement of any property or assets of the Issuer or any Subsidiary used or to be used by or for the benefit of the Issuer or any Subsidiary in the ordinary course of business or (z) the Issuer or such Subsidiary equally and ratably secures the notes.

        The foregoing restrictions shall not apply to any transactions providing for a lease for a term of not more than three years.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event

        Upon the occurrence of a Change of Control Triggering Event, each Holder of notes will have the right to require the Issuer to repurchase all or any part of such Holder's notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control Triggering Event, the Issuer shall:

        (a)   cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and

        (b)   send, by first-class mail, with a copy to the Trustee, to each Holder of notes, at such Holder's address appearing in the Register, a notice stating:

          (1)   that a Change of Control Triggering Event has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control Triggering Event" and that all notes timely tendered will be accepted for payment;

          (2)   the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

          (3)   the circumstances and relevant facts regarding the Change of Control Triggering Event; and

          (4)   the procedures that Holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that Holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

        The Issuer will publish such notices in a leading newspaper of general circulation in Luxembourg, which is expected to be the d'Wort, or via an official information dissemination system managed by the Luxembourg Stock Exchange, for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require.

        The Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

        The Issuer's obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified at any time prior to the occurrence of such Change of Control Triggering Event with the written consent of the holders of a majority in principal amount of the notes. See "—Amendments and Waivers."

Limitation on Subsidiary Indebtedness

        The Issuer shall not permit any Subsidiary to incur, directly or indirectly, any Indebtedness or Guarantees (other than Permitted Indebtedness).

Consolidation, Merger, Sale or Conveyance

        For so long as the notes are outstanding, the Issuer may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless (i) the successor Person shall be a corporation organized and existing under the laws of the United States (or any State thereof or the District of Columbia) and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on all the outstanding notes and the performance of every covenant in the Indenture on the part of the Issuer to be performed or observed, (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Issuer shall have delivered to the Trustee an Officers' Certificate and opinion of counsel stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. In case of any such consolidation, merger conveyance or transfer (other than a lease), such successor corporation will succeed to and be substituted for the Issuer as obligor on the notes, with the same effect as if it had been named in the Indenture as such obligor.

        For purposes of this covenant, the conveyance or transfer of all the property of one or more Subsidiaries of the Issuer which property, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all the property of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all the property of the Issuer.

Certain Definitions

        The following terms have the following definitions in the Indenture:

        "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "Attributable Value" means, as to any particular lease under which the Issuer or any Subsidiary is at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by the Issuer in accordance with generally accepted financial practice).

        "Change of Control," at any date, means the failure of Mr. German Larrea Mota-Velasco and his immediate family members, including his spouse, parents, siblings, and lineal descendents, estates and heirs, or any trust or other investment vehicle for the primary benefit of any of the foregoing, to possess, directly or indirectly, whether through ownership of Voting Stock, contract or otherwise, the power to elect or designate for election the majority of the board of directors of the Issuer or to direct or cause the direction of the management or policies of the Issuer.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended, or, if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

        "Consolidated Net Tangible Assets" means the total of all assets appearing on a consolidated balance sheet of the Issuer and its Subsidiaries, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets, less the aggregate of the current liabilities of the Issuer and its Subsidiaries appearing on such balance sheet as determined in accordance with U.S. GAAP.

        "Fitch" means Fitch Ratings, Ltd. or any successor to the rating agency business thereof.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, direct or indirect, contingent or otherwise, or entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantee" shall not apply to a guarantee of intercompany indebtedness among the Issuer and the Subsidiaries or among the Subsidiaries.

        "Indebtedness" means, with respect to any Person (without duplication) (a) any obligation of such Person (1) for borrowed money, under any reimbursement obligation relating to a letter of credit (other than letters of credit payable to suppliers in the ordinary course of business), under any reimbursement obligation relating to a financial bond or under any reimbursement obligation relating to a similar instrument or agreement, (2) for the payment of money relating to any obligations under any capital lease of real or personal property, or (3) under any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction (other than (i) any such agreements or instruments directly related to Indebtedness otherwise incurred in compliance with the Indenture and (ii) any such agreements as are entered into in the ordinary course of business and are not for speculative purposes or the obtaining of credit); and (b) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clause (a) above. For the purpose of determining any particular amount of Indebtedness under this definition, Guarantees of (or obligations with respect to letters of credit) Indebtedness otherwise included in the determination of such amount shall not be included.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch.

        "Investment Grade Status" shall be deemed to have been reached on the date that the notes have an Investment Grade Rating from at least two Rating Agencies.

        "Lien" means any mortgage, pledge, lien or security interest.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Permitted Indebtedness" means:

        (1)   the incurrence by any Subsidiary of additional Indebtedness or Guarantees, which when taken together with the aggregate principal amount (without duplication) of all other Indebtedness and Guarantees of the Subsidiaries then outstanding does not exceed the greater of (x) U.S.$450 million or (y) 10% of Consolidated Net Tangible Assets;

        (2)   the incurrence by Subsidiaries of Indebtedness outstanding on the date of the Indenture;

        (3)   the incurrence by any Subsidiaries of Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of such Subsidiary that was otherwise permitted to be incurred hereunder, so long as such Indebtedness is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such transaction;

        (4)   the incurrence by any Subsidiaries of intercompany Indebtedness between or among the Issuer and/or any direct or indirect Subsidiaries of the Issuer;

        (5)   the incurrence by Subsidiaries of interest rate or currency swaps, exchange or hedging transactions or other hedging or financial derivative transactions designed to protect against fluctuations in energy cost, copper or other commodity prices and entered into in the ordinary course of the financial management of such Subsidiary and not for speculative purposes;

        (6)   the incurrence by any Subsidiary of Indebtedness in respect of workers' compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers' acceptances, performance, surety or similar bonds and letters of credit or completion or performance guarantees or equipment leases, or other similar obligations, in each case in the ordinary course of business or consistent with past practice;

        (7)   the incurrence by Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence; and

        (8)   the incurrence of Indebtedness arising from agreements by any Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of the Indenture, other than Guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition.

        The maximum amount of Indebtedness that Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to fluctuations in the exchange rates of currencies.

        For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (8) above as of the date of incurrence thereof, or pursuant to any combination of the foregoing as of the date of incurrence thereof, the Issuer may, in its sole discretion, divide and classify (or later classify, reclassify or re-divide) in whole or in part, in its sole discretion, such item of Indebtedness in any manner that complies with this covenant. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of the covenant described under "—Limitation on Subsidiary Indebtedness."

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Rating Agencies" means Moody's, S&P and Fitch.

        "Rating Decline" means if on, or within 90 days after, the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), the rating of the notes by at least one of the Rating Agencies shall be decreased by one or more gradations (including gradations within categories as well as between rating categories).

        "S&P" means Standard & Poor's Ratings Services or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Issuer or any Subsidiary sells or transfers any property to any Person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.

        "Significant Subsidiary" means a Subsidiary of the Issuer which would be a "significant subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of the Indenture, assuming the Issuer is the registrant referred to in such definition.

        "Specified Property" means any mineral property (other than inventory or receivables), concentrator, smelter, refinery or rod plant of the Issuer or any Subsidiary and any capital stock or

Indebtedness of any Subsidiary directly owning any such property, concentrator, smelter, refinery or rod plant. This term excludes any mineral property, concentrator, smelter or refinery or rod plant of the Issuer or any Subsidiary that in the good faith opinion of the Issuer's board of directors is not materially important to the total business conducted by the Issuer and its Subsidiaries, taken as a whole.

        "Subsidiary" means any corporation or other business entity of which the Issuer owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency). For the avoidance of doubt, SCC Peru Branch shall not be considered a Subsidiary of the Issuer.

        "U.S. GAAP" means generally accepted accounting principles in the United States as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States.

        "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to vote has been suspended by the happening of such a contingency.

Highly Leveraged Transactions

        Other than the limitations discussed under "—Limitation on Subsidiary Indebtedness," the Indenture does not include any debt covenants or other provisions which afford holders of the notes protection in the event of a highly leveraged transaction.

Reporting Requirements

        The Issuer shall provide the Trustee with the following:

        (i)    within 30 days after the Issuer is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Issuer may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended; or, if the Issuer is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; and

        (ii)   in accordance with the rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Issuer with the conditions and covenants provided for in the Indenture, as may be required from time to time by such rules and regulations.

Other Covenants

        The Indenture contains certain other covenants relating to, among other things, the maintenance of corporate existence and maintenance of books and records. Copies of the Indenture are available at the offices of the Issuer, Trustee and the Luxembourg Paying Agent and Transfer Agent.

Listing

        Application has been made for the notes to be admitted to listing on the EuroMTF section of the Luxembourg Stock Exchange. Any such listing may be discontinued at any time in the Issuer's sole discretion. If, as a result of the Transparency Directive or any legislation implementing the Transparency Directive, the Issuer could be required to publish financial information either more regularly than the Issuer would otherwise be required to or according to accounting principles which are materially different from the accounting principles which the Issuer would otherwise use to prepare its published financial information, the Issuer may delist the notes from the Luxembourg Stock Exchange in accordance with the rules of such exchange and seek an alternative admission to listing, trading and/or quotation for the notes on a different section of the Luxembourg Stock Exchange or by such other listing authority, stock exchange and/or quotation system inside or outside the European Union as the Issuer may decide.

Events of Default

        The Indenture will provide that each of the following events constitutes an Event of Default with respect to the notes:

        (i)    default in the payment of the principal of any note issued pursuant to such Indenture after any such principal becomes due in accordance with the terms thereof, upon redemption or otherwise; or default in the payment of any interest in respect of such notes if such default continues for 30 days after any such interest becomes due in accordance with the terms thereof;

        (ii)   failure to observe or perform any other covenant or agreement contained in the notes issued pursuant to such Indenture or such Indenture, and such failure continues for 60 days after notice, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in principal amount of the outstanding notes issued pursuant to such Indenture, specifying such failure and requiring it to be remedied and stating that such notice constitutes a notice of default under such Indenture;

        (iii)  the Issuer or any of its Significant Subsidiaries shall fail to pay when due (whether at maturity, upon redemption or acceleration or otherwise) the principal of any Indebtedness in excess, individually or in the aggregate of U.S.$50 million (or the equivalent thereof in other currencies), if such failure shall continue for more than the period of grace, if any, applicable thereto and the period for payment has not been expressly extended;

        (iv)  a decree or order by a court having jurisdiction shall have been entered adjudging the Issuer or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization or quiebra of or by the Issuer or any of its Significant Subsidiaries and such decree or order shall have continued undischarged or unstayed for a period of 120 days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or conciliador or for the liquidation or dissolution of the Issuer or any of its Significant Subsidiaries, shall have been entered, and such decree or order shall have continued undischarged and unstayed for a period of 120 days; provided, however, that any Significant Subsidiary may be liquidated or dissolved if, pursuant to such liquidation or dissolution, all or substantially all of its assets are transferred to the Issuer or another Significant Subsidiary of the Issuer; or

        (v)   the Issuer or any of its Significant Subsidiaries shall institute any proceeding to be adjudicated as voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization or quiebra, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or conciliador or trustee or assignee in bankruptcy or insolvency of it or its property.

        If an Event of Default specified in clause (iv) or (v) above shall occur, the maturity of all outstanding notes shall automatically be accelerated and the principal amount of the notes, together with accrued interest thereon, shall be immediately due and payable. If any other Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 25% of the aggregate principal amount of the notes then outstanding may, by written notice to the Issuer (and to the Trustee if given by Holders), declare the principal amount of the notes, together with accrued interest thereon, immediately due and payable. The right of the Holders to give such acceleration notice shall terminate if the event giving rise to such right shall have been cured before such right is exercised. Any such declaration may be annulled and rescinded by written notice from the Trustee or the Holders of a majority of the aggregate principal amount of the notes then outstanding to the Issuer if all amounts then due with respect to the notes are paid (other than amount due solely because of such declaration) and all other defaults with respect to the notes are cured.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case the Issuer shall fail to comply with its obligations under the Indenture or the notes and such failure shall be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. The Holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, to the extent such action does not conflict with the provisions of the Indenture or applicable law.

        No Holder of any note will have any right to institute any proceeding with respect to the Indenture or the notes or for any remedy thereunder, unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding notes shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, such Holder or Holders have offered to the Trustee reasonable indemnity, the Trustee for 60 days after receipt of such notice has failed to institute any such proceeding and no direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding notes. However, such limitations do not apply to a suit individually instituted by a Holder of a note for enforcement of payment of the principal of, or interest on, such note on or after due dates expressed in such note.

Defeasance

        The Issuer may at any time terminate all of its obligations with respect to the notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance, to replace mutilated, destroyed, lost or stolen notes and to maintain agencies in respect of notes. The Issuer may at any time terminate its obligations under either Indenture under the covenants described above under "—Covenants" (other than the covenant described under "—Covenants—Consolidation, Merger, Sale or Conveyance"), and any omission to comply with such obligations shall not constitute a Default with respect to the notes issued under the Indenture ("covenant defeasance"). In order to exercise either defeasance or covenant defeasance, the Issuer must irrevocably deposit in trust, for the benefit of the Holders of the notes, with the Trustee money or U.S. government obligations, or a combination thereof in such amounts as will be sufficient to pay the principal of, and interest on such notes to the redemption date specified by the Issuer in accordance with the terms of the Indenture and comply with certain other conditions, including the delivery of an opinion as to certain tax matters.

Notices

        All notices shall be deemed to have been given (i) upon the mailing by first class mail, postage prepaid, of such notices to Holders of the notes at their registered addresses as recorded in the Register and (ii) for so long as the notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, upon publication in a leading newspaper of general circulation in Luxembourg, which is expected to be the d'Wort, or via an official information dissemination system managed by the Luxembourg Stock Exchange, in each case not later than the latest date, and not earlier than the earliest date, prescribed in the notes for the giving of such notice. The Trustee shall upon request forward to each registered Holder of notes the reports received by the Trustee as described above under "—Covenants—Reporting Requirements."

Amendments and Waivers

        The Indenture may be amended by the Trustee and the Issuer for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein, or in any manner which may be deemed necessary or desirable and which shall not adversely affect the interests of any of the Holders of the notes, in any material respect, to all of which each Holder of the notes shall, by acceptance thereof, consent.

        Modification and amendments to either Indenture or to the terms and conditions of the notes may also be made, and future compliance therewith or past default by the Issuer (other than a default in the payment of any amount, including in connection with a redemption, due on the notes or in respect of covenant or provision which cannot be modified and amended without the consent of the Holders of all notes so affected) may be waived, either with the written consent (including consents obtained in connection with a tender offer or exchange offer for the notes) of the Holders of at least a majority in aggregate principal amount of outstanding notes or by the adoption of resolutions at a meeting of Holders of the notes by the Holders of at least a majority of the outstanding notes, provided, however, that no such modification or amendment to the Indenture or to the terms and conditions of the notes, may, without the consent or the affirmative vote of the Holder of each note so affected, change any installment of interest with respect to any note or reduce the principal amount of or interest with respect to any note, change cash prices at which the notes may be redeemed by the Issuer; reduce the premium payable upon a Change of Control Triggering Event or, at any time after a Change of Control Triggering Event has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to such Change of Control Offer; change the currency in which, or change the required place at which, payment with respect to principal of or interest with respect to notes is payable; change the time at which any note may be redeemed; or reduce the above-stated percentage of principal amount outstanding of notes required to modify or amend the Indenture or the terms or conditions of the notes or to waive any future compliance or past default.

Governing Law

        The notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination and Title

        The Issuer will initially appoint the Trustee at its office in New York City specified on the inside back cover hereof as Registrar, Principal Paying Agent and Transfer Agent for the new notes. In such capacities, the Trustee will be responsible for, among other things, (i) maintaining a record of the aggregate holdings of new notes represented by the global notes and accepting new notes for exchange and registration of transfer, (ii) ensuring that payments of principal (including cash in the case of a cash redemption by the Issuer) and interest in respect of the new notes received by the Trustee from the Issuer are duly paid to DTC or its nominee and (iii) transmitting to the Issuer any notices from Noteholders.

        The new notes will be issued in book-entry form in minimum denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. The new notes will initially be issued in the form of one or more global notes in definitive, fully registered book-entry form, without interest coupons, that will be deposited with, or on behalf of, the depositary or its nominee. No service charge will be made for any registration of transfer or exchange of new notes, but the Issuer or Trustee or other agent may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Global Notes

        Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global note to the accounts of persons who have accounts with DTC. Such accounts initially were designated by or on behalf of the initial purchasers of the old notes. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("DTC Participants") or persons who hold interests through DTC Participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to interests of persons other than DTC Participants).

        So long as DTC, or its nominee, is the registered owner or Holder of such global note, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the notes represented by such global note for all purposes under the Indenture and the notes. Unless DTC notifies the Issuer that it is unwilling or unable to continue as depositary for a global note or ceases to be a "clearing agency" registered under the Exchange Act, or the Issuer elects to discontinue use of the system of book-entry transfers through DTC or a successor depository, or an Event of Default (as defined above) has occurred and is continuing with respect to such note, owners of beneficial interests in a global note will not be entitled to have any portion of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered to be the owners or Holders of any notes under the Indenture or the notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's or its participant's applicable procedures.

        Payments of the principal and interest on individual notes represented by a global note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global note representing such notes. None of the Issuer, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests. The Issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit DTC Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. The Issuer also expects that payments by DTC Participants to owners of beneficial interests in such global note held through such DTC Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such DTC Participants.

        Transfers between DTC Participants will be effected in accordance with DTC rules and procedures and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and procedures.

        The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited because DTC can only act on behalf of DTC Participants, who in turn act on behalf of indirect participants and certain banks. Accordingly, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of each interest, may be affected by the lack of a physical certificate for such interest.

        Subject to compliance with the transfer restrictions applicable to the old notes, cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules and procedures on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels, Belgium time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC Participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and the credit of any transactions in interests in a global note settled during such processing will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

        In order to insure the availability of Rule 144(k) under the Securities Act, the purchase agreement in connection with the old notes provides that any notes which are purchased or otherwise acquired by the Issuer or any of its subsidiaries may not be resold or otherwise transferred.

        DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of notes (including, without limitation, the presentation of notes for transfer, exchange or conversion as described below) only at the direction of one or more DTC Participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, in the limited circumstances described herein, DTC will exchange the global note for certificated notes in definitive form, which it will distribute to DTC Participants. See "—Certificated Notes."

        DTC has advised the Issuer as follows: DTC will act as the depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co., which is DTC's partnership nominee. Fully registered global note will be issued for the notes, in the aggregate principal amount of the issue, and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes to participants' accounts, thereby eliminating the need for physical movement of notes certificates. Direct participants of DTC include securities brokers and dealers, including the initial purchasers of the old notes, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to indirect participants, which includes securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        To facilitate subsequent transfers, all global notes representing the notes which are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global notes with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global notes representing the notes; DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the global notes representing the notes. Under its usual procedure, DTC mails an omnibus proxy to the Issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.' s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

        DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to the Issuer or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered. See "—Certificated Notes."

        The Issuer may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, certificated notes will be printed and delivered. See "—Certificated Notes."

        Although DTC, Euroclear and Clearstream have agreed to the procedures described above in order to facilitate transfers of interests in the global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the Trustee nor the Issuer will have any liability or responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

        If DTC is at any time unwilling or unable to continue as a depositary for the reasons set forth under "—Global Notes" above and a successor depositary is not appointed by the Issuer within 90 days, the Issuer elects to discontinue use of the system of book-entry transfers through DTC or a successor securities depository, or an Event of Default has occurred and is continuing with respect to the notes, the Issuer will issue individual definitive notes, having the same maturity date and the same terms and conditions and of differing authorized denominations which will have the same aggregate principal amount, in registered form in exchange for the global notes. Upon any exchange for certificated notes, the certificated notes shall be registered in the names of the beneficial owners of the global notes representing the notes, which names shall be provided by DTC's relevant participants (as identified by DTC) to the Trustee.

        The Holder of a definitive note may transfer such note by surrendering it at the office or agency maintained by the Issuer for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the Trustee or at the office of any Paying Agent including the office of the Luxembourg Paying Agent.

        Neither the Trustee nor any Registrar or Transfer Agent shall be required to register the transfer of or exchange definitive notes for a period from the record date to the due date for any payment of principal of, or interest on, the notes or register the transfer of or exchange any notes for 15 days prior to selection for redemption through the date of redemption.

        Prior to presentment of a note for registration of transfer (including a global Note), the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the person in whose name such note is registered as the owner or Holder of such note for the purpose of receiving payment of principal or interest on such note and for all other purposes whatsoever, whether or not such note is overdue, and none of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

Replacement of Notes

        In the event that any note shall become mutilated, defaced, destroyed, lost or stolen, the Issuer will execute and, upon the Issuer's request, the Trustee will authenticate and deliver a new note, of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, and bearing interest from the date to which interest has been paid on such note, in exchange and substitution for such note (upon surrender and cancellation thereof) or in lieu of and substitution for such note. In the event that such note is destroyed, lost or stolen, the applicant for a substitute note shall furnish to the Issuer and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such note, the applicant shall also furnish to the Issuer and the Trustee satisfactory evidence of the destruction, loss or theft of such note and of the ownership thereof. Upon the issuance of any substituted note, the Issuer may require the payment by the registered holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other fees and expenses (including the fees and expenses of the Trustee) connected therewith.

Trustee

        The Bank of New York is the Trustee under the Indenture. The Issuer may have normal banking relationships with the Bank of New York and its affiliates in the ordinary course of business. The address of the Trustee is 101 Barclay Street 21W, New York, New York 10286.

        The Indenture contains provisions for the indemnification of the Trustee and for its relief from responsibility. The obligations of the Trustee to any Holder of notes are subject to such immunities and rights as are set forth in the Indenture.

        The Trustee and any of its affiliates may hold notes in their own respective names.

SUMMARY OF CERTAIN TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

        The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the new notes and the exchange of old notes for new notes. It deals only with purchasers that acquire and hold the notes as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, real estate investment trusts, regulated investment companies, tax exempt entities, financial institutions, insurance companies, persons holding the notes as a part of a hedging or conversion transaction or a straddle, or investors whose "functional currency" is not the U.S. dollar. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase or exchange of notes should consult their own tax advisors concerning the federal income tax consequences of holding the notes in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. The tax consequences of any Additional Notes may differ from the tax consequences described herein.

        As used herein, the term "U.S. Holder" means a beneficial owner of the notes who or which is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), or an estate or trust treated as a U.S. person under section 7701(a)(30) of the Code. The term "Non-U.S. Holder" means any beneficial owner of the notes that is not a U.S. Holder. If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of such entity and each partner will generally depend upon the status of the partner and the activities of the partnership. Such entities and partners in such entities should consult their tax advisors.

U.S. Holders

  Exchange of Notes

        The exchange of the old notes for the new notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes and, accordingly, for such purposes a U.S. holder will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

  Interest

        Interest on the new notes will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes.

  Amortizable Note Premium

        If a U.S. Holder purchases a note in a secondary market transaction for an amount in excess of, in general, the bond's principal amount, such U.S. Holder will be considered to have purchased such note with "amortizable note premium" equal in amount to such excess. Generally, a U.S. Holder may elect to amortize such premium as an offset to interest income, using a constant yield method. The premium amortization is calculated assuming that we will exercise redemption rights in a manner that maximizes the U.S. Holder's yield. A U.S. Holder that elects to amortize note premium must reduce its tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize note premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS.

  Market Discount

        If a U.S. Holder acquires a note in a secondary market transaction for an amount that is less than, in general, the bond's principal amount, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is considered to be de minimis as described in section 1278(a)(2)(C) of the Code. Under the market discount rules of the Code, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. In general, the amount of market discount that has accrued is determined on a ratable basis although in certain circumstances an election may be made to accrue market discount on a constant interest basis. A U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry notes with market discount. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A U.S. Holder's tax basis in a note will be increased by the amount of market discount included in such U.S. Holder's income under such election. U.S. Holders of notes with market discount are urged to consult their tax advisors as to the tax consequences of ownership and disposition of the notes.

  Disposition of Notes

        A U.S. Holder who disposes of a note by sale, exchange for other property (other than the registered notes, as contemplated in "The Exchange Offer") or payment by us, generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition (not including any amount attributable to accrued but unpaid interest) and the U.S. Holder's adjusted tax basis in the bond. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under "—U.S. Holders—Interest." Any amount attributable to accrued market discount that has not previously been included in income will be taxed in the manner described above under "—U.S. Holders—Market Discount." In general, the U.S. Holder's adjusted tax basis in a note will be equal to the purchase price of the note paid by the U.S. Holder (excluding any amount attributable to accrued but unpaid interest) increased by the amount of market discount previously included in the U.S. Holder's income with respect to the note and reduced by any note premium used to offset interest income as described above under "—U.S. Holders—Amortizable Note Premium."

        Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss (subject to the market discount rules described above under "—U.S. Holders—Market Discount"), and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Non-U.S. Holders

  Interest and Disposition of Notes

        In general, interest payments from a domestic corporation deriving at least 80 percent of its gross income from trades or businesses actively carried on outside the United States are treated as foreign source and therefore are exempt from U.S. federal withholding tax. However, for Non-U.S. Holders that also own, actually or constructively, 10 percent or more of the shares of SCC, interest payments are exempt from U.S. federal withholding tax only to the extent the interest payments are ratably allocable to the gross income of those trades or businesses. Currently, almost all of our gross income is from trades and or businesses actively carried on outside the United States. There can be no assurance, however, that this will continue to be the case. If we failed to meet the 80 percent requirement, interest payments would be treated as U.S. source, and we or a withholding agent would have to withhold U.S. federal withholding tax from the gross amount of any interest payment paid to a non-U.S. Holder at a rate of 30% subject to the discussion below.

        Subject to the discussion below concerning backup withholding, principal payments and interest payments that are treated as U.S. source (as discussed above) (including payments of additional interest, if any) made on, and gains from the sale, exchange or other disposition of, a note will not be subject to the withholding of United States federal income tax, provided that, in the case of interest:

  •
  the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of voting stock of the issuer;

  •
  the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the issuer through stock ownership;

  •
  the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and

  •
  the certification requirements under section 871(h) or section 881(c) of the Code and the Treasury Regulations thereunder, summarized below, are met.

        Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that, in order to obtain the exemption from withholding described above, either:

  •
  the beneficial owner of the note must certify, under penalties of perjury, to the withholding agent that such owner is a Non-U.S. Holder and must provide such owner's name, address and U.S. taxpayer identification number, if any, and otherwise satisfy documentary evidence requirements;

  •
  a financial institution that holds customers' securities in the ordinary course of business and holds a note must certify to the withholding agent that appropriate certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and generally furnish the withholding agent with a copy thereof; or

  •
  the Non-U.S. Holder must provide such certification to a "qualified intermediary" or a "withholding foreign partnership" and certain other conditions must be met.

        A Non-U.S. Holder may give the certification described above on IRS Form W-8BEN, which generally is effective (i) for the remainder of the year of signature plus three full calendar years, unless a change in circumstances makes any information on the form incorrect, if the Non-U.S. Holder's taxpayer identification number is not provided or (ii) until a change in circumstances makes any information on the form incorrect if the Non-U.S. Holder's taxpayer identification number is provided. Special rules apply to foreign partnerships. In general, a foreign non-withholding partnership will be required to provide a properly executed IRS Form W-8IMY and attach thereto an appropriate certification from each partner. Partners in foreign partnerships are urged to consult their tax advisors.

        Even if a Non-U.S. Holder does not meet the above requirements, interest payments will not be subject to the withholding of federal income tax if the Non-U.S. Holder certifies that either (i) an applicable tax treaty exempts, or provides for a reduction in, withholding or (ii) interest paid on a note is effectively connected with the holder's trade or business in the United States and therefore is not subject to withholding (as described in greater detail below).

        If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on a note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from withholding of federal income tax, will generally be subject to regular federal income tax on such interest in the same manner as if such holder were a U.S. Holder. In lieu of providing an IRS Form W-8BEN, such a Non-U.S. Holder will be required to provide the withholding agent with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        A Non-U.S. Holder will not be subject to federal income tax on any gain realized on the sale, exchange or disposition of a note (except to the extent that such gain is attributable to accrued but unpaid interest) unless the gain is effectively connected with such holder's trade or business in the United States or, if the holder is an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or disposition and certain other conditions are met. The branch profits tax described above may apply to gain effectively connected with a U.S. trade or business of a foreign corporation.

Backup Withholding and Information Reporting

        U.S. Holders.    Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, certain non-corporate U.S. Holders. In addition, backup withholding is required unless a U.S. Holder furnishes a correct taxpayer identification number (which for an individual is the Social Security Number) and certifies, under penalties of perjury, that he or she is not subject to backup withholding on an IRS Form W-9 and otherwise complies with applicable requirements of the backup withholding rules. The current rate of backup withholding is 28% of the amount paid. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Any amounts withheld under the backup withholding rules may be allowed as a credit against the U.S. Holder's federal income tax liability, provided that the required information is furnished to the IRS.

        Non-U.S. Holders.    Generally, backup withholding tax does not apply to payments of interest and principal made to, and the proceeds of sales before maturity by, a Non-U.S. Holder if such Non-U.S. Holder certifies (on IRS Form W-8BEN or other appropriate form) its Non-U.S. Holder status. However, information reporting on IRS Form 1042-S will generally apply to payments of interest made on the notes. Information reporting will also apply to payments made within the United States on the sale, exchange (other than an exchange of a note for a registered bond), redemption, retirement or other disposition of a bond. Information reporting may apply to payments made outside the United States on the sale, exchange, redemption, retirement or other disposition of a bond, if payment is made by a payor that is, for federal income tax purposes (i) a U.S. person, (ii) a controlled foreign corporation, (iii) a U.S. branch of a foreign bank or foreign insurance company, (iv) a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business or (v) a foreign person, 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, unless such payor has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a credit against a noteholder's federal income tax liability, provided that the required information is furnished to the IRS.

        The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a Holder's particular situation. Prospective purchasers of the notes should consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in U.S. or other tax laws.

Mexican and Peruvian Withholding Tax Considerations

        The profits from our foreign operations are the sole source of the interest payments made on our notes. We carry on substantial mining activities in Peru through a registered branch. A registered branch is not a separate entity for U.S. federal income tax purposes, but is treated as a separate entity for Peruvian income tax purposes. Our controlling stockholder is a Mexican corporation. Decisions affecting our operations are made in Mexico and Peru. We have received opinions from Peruvian and Mexican counsel that no withholding taxes in either jurisdiction will apply to interest payments we make on the notes. However, we can provide no assurance that the Peruvian and Mexican taxing authorities will not take a different position, or that the withholding tax rules will not change in the future. If a withholding tax were applied by Peruvian or Mexican authorities on payments we made to a Holder of our notes, we would be obligated to withhold the required amount, and we would be under no obligation to pay any additional amounts so that the net amount such Holder received would be the amount specified in the note. The amount of the interest payment received by such Holder would therefore be reduced.

PLAN OF DISTRIBUTION

        The following requirements apply only to participating broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

        Each participating broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will furnish at least one copy of this prospectus, as amended or supplemented, to any participating broker-dealer, and if the participating broker-dealer so requests in writing, all materials incorporated by reference in the prospectus and all exhibits thereto for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by participating broker-dealers or any other holder of new notes. New notes received by participating broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any such new notes. Any participating broker-dealer that resells new notes that were received by it for its own account in the exchange offer or participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on their resale of new notes and any commissions or concessions received by them may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver a prospectus and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The new notes will constitute a new issue of securities with no established trading market. Application has been made to list the new notes on the Luxembourg Stock Exchange. No assurance can be given that an active public or other market will develop for the new notes or as to the liquidity of or the trading market for the new notes. If a trading market does not develop or is not maintained, holders of the new notes may experience difficulty in reselling the new notes or may be unable to sell them at all. If a market for the new notes develops, any such market may cease to continue at any time. In addition, if a market for the new notes develops, the market prices of the new notes may be volatile. Factors such as fluctuations in our earnings and cash flow, the difference between our actual results and results expected by investors and analysts and Mexican, Peruvian and U.S. currency and economic developments could cause the market prices of the new notes to fluctuate substantially.

        For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. In addition, we will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the new notes will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, our special U.S. counsel.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audited consolidated combined financial statements as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers, S.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers, S.C. is a member of the Mexican Institute of Public Accountants. With respect to the unaudited consolidated combined financial information for the three month periods ended March 31, 2005 and 2006, attached as an exhibit to this prospectus in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, PricewaterhouseCoopers, S.C. reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 2, 2005, attached as an exhibit to this prospectus in our Form 10-Q for the quarter ended March 31, 2006, states that they did not audit and they do not express an opinion on that unaudited combined financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers, S.C. is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers, S.C. within the meaning of Sections 7 and 11 of the Act.

        Our selected historical financial information for the year ended December 31, 2001, which is attached as an exhibit to this prospectus in our Annual Report on Form 10-K/A for 2005, is derived from our financial statements that were audited by Arthur Andersen (Mexico), independent certified public accountants. Subsequently, Arthur Andersen (Mexico) has ceased to audit publicly-held companies.

GLOSSARY OF MINING TERMS

Below we provide definitions of certain mining terms used in this prospectus.

Alloy	A compound of two or more metals.
Aluminum	A light, malleable metal that is a good conductor of electricity. Commonly found in nature in oxidized form, bauxite.
Anode	The positive electrode at which oxidization occurs in an electrolysis reaction.
Anode Copper
In a copper smelter, the blister copper which has undergone further refinement to remove impurities. In an anode furnace, the blister copper is blown with air and natural gas to upgrade its purity to approximately 99.0% for copper. It is then cast into copper slabs that are shipped to an electrolytic refinery.
Anode Furnace	A furnace in which blister copper is refined into anode copper.
Assay	A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.
Bench	The horizontal floor cuttings along which mining progresses in an open-pit mine. As the pit progresses to lower levels, safety benches are left in the walls to catch any rock falling from above.
Blast Furnace	A reaction vessel in which mixed charges of sulfide, fluxes and fuels are blown with a continuous blast of hot air and oxygen-enriched air for the chemical reduction of metals to their metallic state.
Blasthole	A drill hole in a mine that is filled with explosives in order to blast loose a quantity of rock.
Blasting	Technique to break ore in an underground or open-pit mine.
Blister Copper
A crude form of copper (assaying about 99%) produced in a smelter that requires further refining before being used for industrial purposes. The name is derived from the large blisters that form on the cast surface as a result of the liberation of sulfur dioxide and other gases.
Brownfield	Development projects in existing properties.
Cadmium	A metal used in metal-protecting alloys; often produced as a byproduct of zinc refining.
Casting	The act of pouring molten metal into a mold to produce an object of desired shape.
Cathode	In the electrolytic refining process, the refined copper that has been deposited in the cathode, starting from an anode in an acid solution of copper sulfate.
Coal	A carbonaceous rock mined for use as a fuel.
Coke	Fuel source comprised of bituminous coal from which the volatile elements have been eliminated by heat in a coking plant.
Concentrate	A fine, powdery intermediate product of the milling process formed by separating a valuable metal from waste.

Concentration	The process by which ore is separated into metal concentrates and reject material through processes such as crushing, grinding and flotation. Concentrates are shipped to a smelter.
Concentrator	The facility in which ore is processed to separate minerals from the host rock.
Continuous Miner	A piece of mining equipment that produces a continuous flow of ore from the working face.
Converter	In copper smelting, a furnace used to separate copper metal from matte.
Copper	Very malleable and ductile red metal that is a good conductor of electricity.
Copper Concentrates	A product of the concentrator usually containing 20% to 30% copper. It is the raw material for smelting.
Crusher (primary, secondary, tertiary)	A machine for crushing rock, ore or other material.
Crushing and Grinding	The process by which ore is broken into small pieces to prepare it for further processing.
Cut-and-Fill	A method of excavating ore material in a stope and its replacement with waste material or tailings from a concentrator.
Cut-Off Grade	The lowest grade of mineralized material considered economic. Cut-off grade is used in the calculation of the ore reserves for a given deposit.
Deposit
A mineralized body which has been physically delineated by sufficient drilling, trenching, and/or underground work and found to contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures. Such a deposit does not qualify as a commercially mineable ore body, or as containing ore reserves, until final legal, technical and economic factors have been resolved.
Development	Activities related to a mineral deposit commencing at the point economically recoverable reserves can reasonably be estimated to exist and generally continuing until commercial production begins.
Diamond	The hardest known mineral, composed of pure carbon; low-quality diamonds are used to make bits for diamond drilling in rock.
Diamond-Drilling	Rotary rock drilling that cuts a core of rock that is recovered in long cylindrical sections, 2 centimeters or more in diameter.
Die	A tool used to give a shape to material based on the shape of the tool itself.
Dilution (extracting loss)	The process by which the rock removed along with the ore in the mining process lowers the grade of the ore.
Drawing	Reducing the cross section of wire by pulling it through a die.
Dump	A pile of broken rock or ore on the earth's surface.
Electrolysis	Copper that has been refined by electrolytic deposition.

Electrolytic Refining
Copper anodes are placed alternatively with refined copper sheets in a tank through which a copper sulfate solution and sulfuric acid are circulated. A low voltage current is then introduced, causing copper to transfer from anodes to the pure copper sheets, producing 99.9% copper cathodes. Impurities, often containing precious metals, settle to the bottom of the tank.
Electrowinning	The process of removal of copper from solution by the action of electric currents.
Environmental Impact Study (EIS)	A written report, compiled prior to a production decision, that examines the effects proposed mining activities will have on the natural surroundings.
Exploration	Prospecting, sampling, mapping, diamond-drilling and other work involved in searching for ore.
Flotation
A process for concentrating materials based on the selective adhesion of certain minerals to air bubbles in a mixture of water and ground-up ore. When the right chemicals are added to a frothy water bath of ore that has been ground to a fine powder, the minerals will float to the surface. The metal-rich flotation concentrate is then skimmed off the surface.
Flotation Cell	Appliance in which froth flotation of ores is performed.
Geology	The science concerned with the study of the rocks which compose the earth.
Gold	A very ductile and malleable, brilliant yellow precious metal that is resistant to air and water corrosion.
Grade	The percentage of metal content in ore.
Greenfield	New development or "grass roots" projects.
Grinding	Means of reducing ore into very small particles by means of pressure or impact. Different types of grinders are used in the processing plant to obtain the desired dimension.
Gyratory Crusher	A machine that crushes ore between an eccentrically mounted crushing cone and fixed crushing throat. Typically has a higher capacity than a jaw crusher.
Hectare	An area of land equivalent to 10,000 square meters or 2.471 acres.
High Grade	Rich ore. As a verb, it refers to selective mining of the best ore in a deposit.
Hoist	The machine used for raising and lowering the cage or other conveyance in a shaft.
Host Rock	The rock surrounding an ore deposit.

Isasmelt
Technology for smelting non-ferrous metals, applications of which for copper are practiced at ISA's plant, based on plant and equipment of Xstrata and ISA's design including that for feed preparation, the smelting vessel, lance burner system, equipment for metal and slag lapping and handling, the specifications for refractories, and for flues and gas cooling and gas cleaning.
Leachable	Extractable by chemical solvents.
Leaching	A chemical process by which a soluble metallic compound is extracted from ore by dissolving the metals in a solvent.
Lead
A heavy, soft, malleable, ductile but inelastic bluish-white metallic element found mostly in combination and used in pipes, cable sheaths, batteries, solder, type metal, and shields against radioactivity.
London Metal Exchange (LME)	A major bidding market for base metals that operates daily in London.
Magnesium	A malleable and ductile silvery-white metal that is used in alloys.
Matte	The product produced in smelting sulfide ores of copper and lead or the smelting of copper bearing materials, usually in a reverberatory.
Mill	A plant in which ore is treated and metals are recovered or prepared for smelting; also a revolving drum used for the grinding of ores in preparation for treatment.
Milling	A treatment process involving fine grinding of ore followed by extraction of minerals.
Mine	Mines are the source of mineral-bearing material found near the surface or deep in the ground.
Mineral	A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.
Mineral Deposit or Mineralized Material
A mineralized underground body that has been intersected by a sufficient number of closely-spaced drill holes and/or underground sampling to support sufficient tonnage and ore grade to warrant further exploration or development. Mineral deposits or mineralized materials do not qualify as a commercially mineable ore reserves (e.g., probable reserves or proven reserves), as prescribed under standards of the Commission, until a final and comprehensive economic, technical, and legal feasibility study based upon the test results has been concluded.
Mineralization	A deposit of rock containing one or more minerals for which the economics of recovery have not yet been established.
Molybdenum	An element often found in copper porphyry deposits. It is used extensively in steels particularly grinding steels and as a filament material.
Nickel	A silvery-white metal that is very resistant and stable at ambient temperatures.

Open-Pit Mine	A mine that is entirely on the surface. Also referred to as an open-cut or open-cast mine.
Ore	A mineral or aggregate of minerals from which metal can be economically mined or extracted.
Ore Body	A natural concentration of valuable material that can be extracted and sold at a profit.
Ore Reserves	The calculated tonnage and grade of mineralization that can be extracted profitably; classified as possible, probable and proven according to the level of confidence that can be placed in the data.
Ounce	A unit of mass. In the precious metals industry, an ounce means a troy ounce equal to 31.1035 grams.
Overburden	Waste material overlying ore in an open-pit mine.
Oxide	That portion of a mineral deposit within which sulfide minerals have been oxidized, usually by surface weathering processes.
Pillar	A block of solid ore or other rock left in place to structurally support the shaft, walls or roof of a mine.
Porphyry	Any igneous rock in which relatively large crystals, called phenocrysts, are set in a fine-grained groundmass.
Porphyry Copper Deposit	A disseminated large-tonnage, low-grade deposit in which the copper minerals occur as discrete grains and veinlets throughout a large volume of rock.
Precious Metals	High value metals including gold, silver, platinum and palladium.
Probable Reserves
Reserves for which quantity and grade and are computed from information similar to that used for proven reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.
Project
A project is a prospect that after the initial drilling program indicates the existence of a possible ore deposit that requires further evaluation through an extensive drilling program to continue with the evaluation.
Prospect	A prospect is the initial stage of a geological evaluation of a possible project that requires drilling to evaluate.
Proven Reserves
Reserves for which (a) quantities are computed from dimensions revealed in outcrops, trenches, workings or drill holes; (b) grade and/or quality are computed from the results of detailed sampling; and (c) sites for inspection, sampling and measurement are spaced so closely and the geologic character is sufficiently defined that the size, shape, depth and mineral content of the reserves are well established.
Reclamation	The restoration of a site after mining or exploration activity is completed.
Recovery	The percentage of valuable metal in the ore that is recovered by metallurgical treatment.

Refinery	A metallurgical plant in which the refining of metals takes place.
Refining	Purifying the matte or impure metal undertaken to obtain a pure metal or mixture with specific properties.
Refining Charge	The fees charged by a refinery for purifying crude metallic products.
Reserves	That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.
Rock	A mass containing a combination of minerals.
Room-and-Pillar Mining	A method of mining flat-lying ore deposits in which the mined-out area, or rooms, are separated by pillars of approximately the same size.
Royalty
An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a certain amount per ton or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.
Sample	A small portion of rock or a mineral deposit taken so that the metal content can be determined by assaying.
Sampling	Selecting a fractional but representative part of a mineral deposit for analysis.
Shaft
A vertical or inclined excavation in rock for the purpose of providing access to an ore body. Usually equipped with a hoist at the top that lowers and raises a conveyance for handling workers and materials.
Shrinkage Stoping	A stoping method which uses part of the broken ore as a working platform and as support for the walls of the stope.
Silver	A very malleable metal found naturally in an uncombined state or with other metals.
Slag	The vitreous mass separated from the fused metals in the smelting process.
Slimes	Material discharged from a refinery after the primary valuable minerals have been recovered. Slimes may contain quantities of gold and silver.
Smelter	A metallurgical plant in which the smelting of the concentrates and ore takes place.
Smelting	A pyro-metallurgical process of separating metal by fusion from those impurities with which it may be chemically combined or physically mixed.
Solvent Extraction	A method of separating one or more metals from ore by treating a solution containing the ore with a solvent that dissolves the required substances.
Solvent Extraction/Electrowinning
A metallurgical technique, so far applied only to copper ores, in which metal is (SX/EW) dissolved from rock using organic solvents and recovered from the resulting solution by electrolysis. (A combination of solvent extraction and electrowinning.)
Sphalerite	A zinc sulfide mineral; the most common ore mineral of zinc.

Station	An enlargement of a shaft made for the storage and handling of equipment and for driving drifts at that elevation.
Stope	The working area in a mine from which ore is extracted.
Stripping	The process of removing overburden to expose ore.
Stripping Ratio	The ratio of waste materials plus leaching ore to ore mined in the material moved in an open-pit operation.
Sulfide Ore	Ore characterized by the inclusion of metal in the crystal structure of a sulfide mineral.
Tailings
Material rejected from a mill after the valuable minerals have been recovered. Changes in metal prices and improvements in technology can sometimes make the tailings economical to reprocess at a later date.
Tailings Dam (pond)
A low-lying depression used to confine tailings, the prime function of which is to allow enough time for heavy metals to settle out or for cyanide to be destroyed before water is discharged into the local watershed.
Toll Arrangement
A contractual arrangement for the treatment of any material in a smelter or refinery under which metal content of the smelted or refined product is returned or credited to the account of the customer of such smelter or refinery.
Ton (metric ton)	A unit of mass equivalent to 1,000 kilograms or 2,204.6 pounds.
Treatment and Refining Charges	Charges levied by smelter/refineries for the treatment of concentrate from mines. Particularly applicable to copper, lead and zinc.
Troy ounce	Universal unit measure of mass for precious metals equal to 31.1035 grams. One troy ounce equals 1.09714 avoirdupois, or normal, ounces.
Vein	A fissure, fault or crack in a rock filled by minerals that have traveled upwards from some deep source.
Waste	Rock lacking sufficient grade and/or other characteristics of ore to be economically mined.
Wire Rod	A continuous length of metal for subsequent drawing into wire.
Zinc	Bluish-white hard metal, occurring in various minerals, such as sphalerite.

Offer to exchange all of our outstanding unregistered
U.S.$400,000,000 7.500% Notes due 2035
for
U.S.$400,000,000 7.500% Notes due 2035
which have been registered under the Securities Act of 1933

PROSPECTUS
                        , 2006

        UNTIL            2006, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

  Item 20.    Indemnification of Directors and Officers

        Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our restated certificate of incorporation, as amended, eliminates the liability of our directors to the fullest extent permitted by Delaware law.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Our restated certificate of incorporation and our by-laws, as amended, provide for indemnification of our directors and officers to the fullest extent permitted by Delaware law and as provided in our by-laws.

        Our by-laws provide indemnification rights to any of our officers or directors who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Such indemnification rights will include reimbursement for expenses incurred by such officer or director in advance of the final disposition of such proceeding in accordance with the applicable provisions of Delaware law. Our by-laws provide that we may arrange for insurance covering such liabilities and expenses arising from actions or omissions of a director or officer in his or her capacity as a corporate agent as is obtainable and is reasonable and appropriate in cost and amount.

  Item 21.    Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1	Amended and Restated Certificate of Incorporation (as amended May 2, 2006).*
3.2	By-Laws (as amended on April 27 and May 4, 2006).*
4.1	Registration Rights Agreement, dated as of May 9, 2006, by and between Southern Copper Corporation and Citigroup Global Markets Inc. as Representative of the Initial Purchasers.*
4.2
Indenture governing 7.500% Notes due 2035, by and between Southern Copper Corporation, The Bank of New York and The Bank of New York (Luxembourg) S.A. (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on August 1, 2005; File No. 001-14066).
4.3	Form of New 7.500% Note (included in exhibit 4.2).*
5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP.*
10.3
Tax Stability Agreement, dated August 8, 1994, between the Government of Peru and the Company regarding SX/EW facility (and English translation) (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement Form S-4; File No. 33-97790).
10.4	Incentive Compensation Plan of the Company (incorporated by reference to Exhibit 10.11 to the Company's Registration Statement on Form S-4; File No. 33-97790).
10.5	Stock Incentive Plan of the Company (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S- 4; File No. 33-97790).
10.6	Form of Directors Stock Award Plan of the Company (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K filed March 13, 2006; File No. 001-14066).
10.7
Service Agreement entered into by the Company with a subsidiary of Grupo México S.A. de C.V., assigned upon the same terms and conditions to Grupo México S.A. de C.V. in February 2004 (incorporated by reference to Exhibit 10.10 to the Company's 2002 Annual Report on Form 10-K; File No. 001-14066).
10.8
Agreement and Plan of Merger, dated as of October 21, 2004, by and among Southern Copper Corporation, SCC Merger Sub, Inc., Americas Sales Company, Inc., Americas Mining Corporation and Minera México S.A. de C.V. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on October 22, 2004; File No. 001-14066).
12.1	Statement of computation of ratio of earnings to fixed charges.*
15.1	Letter regarding unaudited interim financial information of PricewaterhouseCoopers, S.C., Independent Registered Public Accounting Firm.*
21.1	List of Subsidiaries of Registrant.*
23.1	Consent of Milbank, Tweed, Hadley & McCloy LLP (included as part of its opinion filed as Exhibit 5.1).*
23.2	Consent of PricewaterhouseCoopers, S.C., Independent Registered Public Accounting Firm.
24.1	Power of Attorney (Included on the signature pages to the registration statement).*

25.1	Form T-1—Statement of Eligibility and Qualification of Trustee for 7.500% notes due 2035.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Notice to Registered Holders and/or Participants of the Book-Entry Transfer Facility.*
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.5	Form of Letter to Clients.*
99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included in Exhibit 99.1 and 99.2).*
99.7	Form of Exchange Agent Agreement between the Company and the Bank of New York.*

*
Previously filed.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i)    to include any prospectus required by Section (10)(a)(3) of the Securities Act of 1933;

          (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (6)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (7)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mexico City, Mexico, on July 18, 2006.

SOUTHERN COPPER CORPORATION
By:	/s/ ARMANDO ORTEGA GÓMEZ Armando Ortega Gómez General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on July 18, 2006.

	Signature	Title

By:	* Germán Larrea Mota-Velasco	Chairman of the Board, Director
By:	* Oscar González Rocha	President, Chief Executive Officer and Director (Principal Executive Officer)
By:	* Xavier García de Quevedo Topete	Executive Vice President, Chief Operating Officer and Director
By:	* J. Eduardo González Felix	Chief Financial Officer and Director (Principal Financial Officer)
By:	* José N. Chirinos Fano	Comptroller (Principal Accounting Officer)
By:	* Emilio Carrillo Gamboa	Director
By:	* Jaime F. Collazo González	Director

By:	* Harold S. Handelsman	Director
By:	* Germán Larrea Mota-Velasco	Director
By:	/s/ ARMANDO ORTEGA GÓMEZ Armando Ortega Gómez	Director
By:	* Luis Miguel Palomino Bonilla	Director
By:	* Gilberto Perezalonso Cifuentes	Director
By:	* Juan Rebolledo Gout	Director
By:	* Carlos Ruiz Sacristán	Director
*By:	/s/ ARMANDO ORTEGA GÓMEZ Armando Ortega Gómez (As Attorney-in-fact pursuant to a power of attorney filed on June 20, 2006)

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EXPLANATORY NOTE
TABLE OF CONTENTS
ENFORCEMENT OF CIVIL LIABILITIES
WHERE YOU CAN FIND MORE INFORMATION
PRESENTATION OF FINANCIAL AND OTHER INFORMATION
INCORPORATION BY REFERENCE
SUMMARY
Overview
Competitive Strengths
Business Strategies
Copper Market Conditions
Corporate Information
RECENT DEVELOPMENTS
THE OFFERING Terms of the Exchange Offer
Terms of the New Notes
SELECTED COMBINED FINANCIAL INFORMATION
SUMMARY OPERATING DATA
SUMMARY RESERVES DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
EXCHANGE RATES
CAPITALIZATION
DESCRIPTION OF THE NOTES
SUMMARY OF CERTAIN TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GLOSSARY OF MINING TERMS
PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
EXHIBIT INDEX
SIGNATURES